Filed Pursuant to Rule 424(b)(2)
Registration No. 333-253286
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)(2)
Series 2021B 1.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due September 15, 2081	€1,250,000,000	100%	€1,250,000,000	$161,073

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended, based upon the September 13, 2021 closing Euro/U.S. exchange rate of €1/U.S.$1.1811, as reported by Bloomberg.
(2)
This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in The Southern Company’s Registration Statement on Form S-3 (Registration No. 333-253286).

PROSPECTUS SUPPLEMENT
(To Prospectus dated February 19, 2021)
€1,250,000,000

Series 2021B 1.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes
due September 15, 2081.
The Series 2021B 1.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due September 15, 2081 (the “Series 2021B Junior Subordinated Notes”) will bear interest (i) from (and including) the date of original issuance to (but excluding) September 15, 2027 (the “First Reset Date”) at an annual rate of 1.875%; (ii) from (and including) the First Reset Date to (but excluding) September 15, 2032 (the “First Step-Up Date”) at an annual rate equal to the Five-Year Swap Rate (as defined herein) plus 2.108% (the “Initial Margin”); (iii) during each Reset Period (as defined herein), from (and including) the First Step-Up Date to (but excluding) September 15, 2047 (the “Second Step-Up Date”), at an annual rate equal to the applicable Five-Year Swap Rate plus the Initial Margin plus 0.25%; and (iv) during each Reset Period, from (and including) the Second Step-Up Date, at an annual rate equal to the applicable Five-Year Swap Rate plus the Initial Margin plus 1.00%. The interest rate on the Series 2021B Junior Subordinated Notes will reset on the First Reset Date and on each fifth anniversary thereof (each, a “Reset Date”). The period from (and including) a Reset Date to (but excluding) the next Reset Date is referred to herein as a “Reset Period.” Subject to The Southern Company’s right to defer interest payments as described below, interest will be payable annually in arrears on September 15 of each year, beginning on September 15, 2022. The Series 2021B Junior Subordinated Notes will be issued in registered form and in denominations of €100,000 and integral multiples of €1,000 in excess thereof. The Series 2021B Junior Subordinated Notes will mature on September 15, 2081.
So long as no Event of Default (as defined herein) has occurred and is continuing, The Southern Company may defer interest payments on the Series 2021B Junior Subordinated Notes on one or more occasions for up to 10 consecutive years as described in this Prospectus Supplement. Deferred interest payments will accrue additional interest at a rate equal to the interest rate then applicable to the Series 2021B Junior Subordinated Notes, to the extent permitted by applicable law.
The Southern Company may redeem the Series 2021B Junior Subordinated Notes in whole at its option at the times and the prices described in this Prospectus Supplement.
The Series 2021B Junior Subordinated Notes are a new issue of securities with no established trading market. The Southern Company intends to apply to list the Series 2021B Junior Subordinated Notes on the New York Stock Exchange. If the application is approved, The Southern Company expects trading in the Series 2021B Junior Subordinated Notes to begin within 30 days after the date that the Series 2021B Junior Subordinated Notes are first issued.
See “RISK FACTORS” beginning on page S-11 for a description of certain risks associated with investing in the Series 2021B Junior Subordinated Notes.

	Per Series 2021B Junior Subordinated Note	Total
Initial public offering price (1)	100.000%	€1,250,000,000
Underwriting discount	0.750%	€9,375,000
Proceeds, before expenses, to The Southern Company	99.250%	€1,240,625,000
(1) Plus accrued interest, if any, from the date of original issuance of the Series 2021B Junior Subordinated Notes, which is expected to be September 16, 2021.
Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus Supplement or the accompanying Prospectus. Any representation to the contrary is a criminal offense.

The Series 2021B Junior Subordinated Notes are expected to be delivered in book-entry form only through the facilities of Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, on or after September 16, 2021.

Joint Structuring Agents and Joint Book-Running Managers

Barclays	J.P. Morgan	Morgan Stanley
Joint Book-Running Managers

Citigroup	Goldman Sachs & Co. LLC	RBC Capital Markets	US Bancorp
Co-Managers

BBVA	IMI - Intesa Sanpaolo	Santander

September 13, 2021

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus Supplement, the accompanying Prospectus or any written communication from The Southern Company or the underwriters specifying the final terms of the offering. Neither The Southern Company nor any underwriter takes any responsibility for, nor can it provide any assurance as to the reliability of, any other information that others may give you. This Prospectus Supplement, the accompanying Prospectus and any written communication from The Southern Company or the underwriters specifying the final terms of the offering is an offer to sell only the Series 2021B Junior Subordinated Notes offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information incorporated by reference or contained in this Prospectus Supplement, the accompanying Prospectus and any written communication from The Southern Company or the underwriters specifying the final terms of the offering is current only as of its respective date.
__________________________

References in this Prospectus Supplement and the accompanying Prospectus to “$” and “U.S. dollars” are to the currency of the United States. References to “€” and “euro” in this Prospectus Supplement are to the currency of the member states of the European Monetary Union that have adopted or that adopt the single currency in accordance with the treaty establishing the European Community, as amended by the Treaty on European Union. The financial information presented in this Prospectus Supplement and the accompanying Prospectus has been prepared in accordance with generally accepted accounting principles in the United States.

IN CONNECTION WITH THE ISSUE OF THE SERIES 2021B JUNIOR SUBORDINATED NOTES, MORGAN STANLEY & CO. INTERNATIONAL PLC (THE “STABILIZING MANAGER”) (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) MAY OVER-ALLOT SERIES 2021B JUNIOR SUBORDINATED NOTES OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF THE SERIES 2021B JUNIOR SUBORDINATED NOTES AT LEVELS WHICH MIGHT NOT OTHERWISE PREVAIL. HOWEVER, THERE IS NO ASSURANCE THAT THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) WILL UNDERTAKE ANY STABILIZATION ACTION. ANY STABILIZATION ACTION MAY BEGIN ON OR AFTER THE DATE ON WHICH ADEQUATE PUBLIC DISCLOSURE OF THE TERMS OF THE OFFER OF THE SERIES 2021B JUNIOR SUBORDINATED NOTES IS MADE AND, IF BEGUN, MAY BE ENDED AT ANY TIME, BUT IT MUST END NO LATER THAN THE EARLIER OF 30 DAYS AFTER THE ISSUE DATE OF THE SERIES 2021B JUNIOR SUBORDINATED NOTES AND 60 DAYS AFTER THE DATE OF THE ALLOTMENT OF THE SERIES 2021B JUNIOR SUBORDINATED NOTES. ANY STABILIZATION ACTION OR OVER-ALLOTMENT MUST BE CONDUCTED BY THE STABILIZING MANAGER (OR PERSONS ACTING ON BEHALF OF THE STABILIZING MANAGER) IN ACCORDANCE WITH ALL APPLICABLE LAWS AND RULES. SEE “UNDERWRITING (CONFLICTS OF INTEREST).”
PROHIBITION OF SALES TO EEA RETAIL INVESTORS
The Series 2021B Junior Subordinated Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II ; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Series 2021B Junior Subordinated Notes or otherwise making them available to retail investors in the EEA has been prepared, and therefore offering or selling the Series 2021B Junior Subordinated Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This Prospectus Supplement and the accompanying Prospectus have been prepared on the basis that any offer of Series 2021B Junior Subordinated Notes in any member state of the EEA will be made pursuant to an exemption under Regulation (EU) 2017/1129 (the “Prospectus Regulation”) from the requirement to publish a prospectus for offers of the Series 2021B Junior Subordinated Notes. Neither this Prospectus Supplement nor the accompanying Prospectus is a prospectus for the purposes of the Prospectus Regulation.
PROHIBITION OF SALES TO UK RETAIL INVESTORS
The Series 2021B Junior Subordinated Notes are not intended to be offered, sold or otherwise made available to, and should not be offered, sold or otherwise made available to, any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Series 2021B Junior Subordinated Notes or otherwise making them available to retail investors in the UK has been prepared, and therefore offering or selling the Series 2021B Junior Subordinated Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation. This Prospectus Supplement and the accompanying Prospectus have been prepared on the basis that any offer of the Series 2021B Junior Subordinated Notes in the UK will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of the Series 2021B Junior Subordinated Notes. Neither this Prospectus Supplement nor the accompanying Prospectus is a prospectus for the purposes of the UK Prospectus Regulation.
The communication of this Prospectus Supplement, the accompanying Prospectus, any related free writing prospectus and any other document or materials relating to the issue of the Series 2021B Junior Subordinated Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the UK. In the UK, such documents and/or materials are for distribution only to, and are directed only at, persons who (i) are investment professionals falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are high net worth entities or other persons falling within Article 49(2)(a) to (d) of the Financial Promotion

Order or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sales of any securities may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “Relevant Persons”). This Prospectus Supplement, the accompanying Prospectus and any related free writing prospectus are directed only at Relevant Persons and must not be acted on or relied on by persons who are not Relevant Persons. Any investment or investment activity to which this Prospectus Supplement, the accompanying Prospectus or any related free writing prospectus or any of their contents relates is available only to Relevant Persons and will be engaged in only with Relevant Persons.
MiFID II PRODUCT GOVERNANCE/PROFESSIONAL INVESTORS AND ECPs ONLY TARGET MARKET
Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Series 2021B Junior Subordinated Notes has led to the conclusion that: (i) the target market for the Series 2021B Junior Subordinated Notes is eligible counterparties and professional clients only, each as defined in MiFID II; and (ii) all channels for distribution of the Series 2021B Junior Subordinated Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Series 2021B Junior Subordinated Notes (a “distributor”) should take into consideration the manufacturers’ target market assessment; however, a distributor subject to MiFID II is responsible for undertaking its own target market assessment in respect of the Series 2021B Junior Subordinated Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.
UK MiFIR PRODUCT GOVERNANCE/PROFESSIONAL INVESTORS AND ECPs ONLY TARGET MARKET
Solely for the purposes of each manufacturer’s product approval process, the target market assessment in respect of the Series 2021B Junior Subordinated Notes has led to the conclusion that: (i) the target market for the Series 2021B Junior Subordinated Notes is only eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook, and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; and (ii) all channels for distribution of the Series 2021B Junior Subordinated Notes to eligible counterparties and professional clients are appropriate. Any distributor should take into consideration the manufacturers’ target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook is responsible for undertaking its own target market assessment in respect of the Series 2021B Junior Subordinated Notes (by either adopting or refining the manufacturers’ target market assessment) and determining appropriate distribution channels.

SUMMARY
The following summary is qualified in its entirety by, and should be read together with, the more detailed information that is included elsewhere in this Prospectus Supplement and the accompanying Prospectus, as well as the information that is incorporated or deemed to be incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Investing in the Series 2021B Junior Subordinated Notes involves risks. See “Risk Factors” beginning on page S-11 in this Prospectus Supplement.
The Southern Company
The Southern Company (the “Company”) was incorporated under the laws of Delaware on November 9, 1945. The principal executive offices of the Company are located at 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308, and the telephone number is (404) 506-5000. The Company’s internet address is http://www.southerncompany.com. The information on the Company’s website is not incorporated by reference in this Prospectus Supplement and should not be considered to be a part of this Prospectus Supplement.
The Company is a holding company that owns all of the outstanding common stock of three traditional electric operating companies, Southern Power Company (“Southern Power”) and Southern Company Gas. The traditional electric operating companies – Alabama Power Company (“Alabama Power”), Georgia Power Company (“Georgia Power”) and Mississippi Power Company (“Mississippi Power”) – are each operating public utility companies providing electric service to retail customers in three Southeastern states in addition to wholesale customers in the Southeast. Southern Power is also an operating public utility company. Southern Power develops, constructs, acquires, owns and manages power generation assets, including renewable energy and battery energy storage projects, and sells electricity at market-based rates in the wholesale market. Southern Company Gas is an energy services holding company whose primary business is the distribution of natural gas in four states – Illinois, Georgia, Virginia and Tennessee – through its natural gas distribution utilities. Southern Company Gas is also involved in several other businesses that are complementary to the distribution of natural gas. The Company also owns all of the outstanding common stock of PowerSecure, Inc., which provides energy solutions to electric utilities and their customers in the areas of distributed generation, energy storage and renewables and energy efficiency.
The Offering

Issuer	The Southern Company.

Security Offered	The Company is offering €1,250,000,000 aggregate principal amount of its Series 2021B 1.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due September 15, 2081. The Series 2021B Junior Subordinated Notes will be issued in registered form and in denominations of €100,000 and integral multiples of €1,000 in excess thereof.

Maturity	The Series 2021B Junior Subordinated Notes will mature on September 15, 2081.

Interest Rate
The Series 2021B Junior Subordinated Notes will bear interest:
•from (and including) the date of original issuance to (but excluding) September 15, 2027 (the “First Reset Date”) at an annual rate of 1.875%;
•from (and including) the First Reset Date to (but excluding) September 15, 2032 (the “First Step-Up Date”) at an annual rate equal to the Five-Year Swap Rate plus 2.108% (the “Initial Margin”);
•during each Reset Period, from (and including) the First Step-Up Date to (but excluding) September 15, 2047 (the “Second Step-Up Date”), at an annual rate equal to the applicable Five-Year Swap Rate plus the Initial Margin plus 0.25%; and
•during each Reset Period, from (and including) the Second Step-Up Date, at an annual rate equal to the applicable Five-Year Swap Rate plus the Initial Margin plus 1.00%.
The interest rate on the Series 2021B Junior Subordinated Notes will reset on the First Reset Date and on each fifth anniversary thereof (each, a “Reset Date”). The period from (and including) a Reset Date to (but excluding) the next Reset Date is referred to herein as a “Reset Period.”

Interest Payment Dates	Subject to the Company’s right to defer interest payments as described below, interest on the Series 2021B Junior Subordinated Notes will be payable annually in arrears on September 15 of each year (each, an “Interest Payment Date”), beginning on September 15, 2022.

Option to Defer Interest Payments	So long as no Event of Default has occurred and is continuing, at the Company’s option, it may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Series 2021B Junior Subordinated Notes by extending the interest payment period for up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). In other words, the Company may declare at its discretion up to a 10-year interest payment moratorium on the Series 2021B Junior Subordinated Notes and may choose to do so on more than one occasion. A deferral of interest payments may not extend beyond the maturity date of the Series 2021B Junior Subordinated Notes or end on a day other than an Interest Payment Date.

Any deferred interest on the Series 2021B Junior Subordinated Notes will accrue additional interest at a rate equal to the interest rate then applicable to the Series 2021B Junior Subordinated Notes, to the extent permitted under applicable law. Once the Company pays all deferred interest payments on the Series 2021B Junior Subordinated Notes, including any additional interest accrued on the deferred interest (such deferred interest and additional interest accrued thereon, “Additional Interest”), it can again defer interest payments on the Series 2021B Junior Subordinated Notes as described above, but not beyond the maturity date of the Series 2021B Junior Subordinated Notes.

The Company is required to provide to the Subordinated Note Indenture Trustee (as defined herein) written notice of any optional deferral of interest at least 10 and not more than 60 Business Days (as defined herein) prior to the earlier of (1) the next applicable Interest Payment Date or (2) the date, if any, upon which the Company is required to give notice of such Interest Payment Date or the record date therefor to the New York Stock Exchange or any applicable self-regulatory organization. The Subordinated Note Indenture Trustee is required to promptly forward any such notice to each holder of record of the Series 2021B Junior Subordinated Notes.

If the Company elects to defer interest on the Series 2021B Junior Subordinated Notes for one or more Optional Deferral Periods, the beneficial owners of the Series 2021B Junior Subordinated Notes will be required to accrue income for United States federal income tax purposes in the amount of the accrued and unpaid interest payments on the Series 2021B Junior Subordinated Notes, in the form of original issue discount, even though cash interest payments are deferred and even though the beneficial owners may be cash-basis taxpayers.

Certain Restrictions during Optional Deferral Period	During an Optional Deferral Period, the Company will not be permitted to do any of the following, with certain limited exceptions described below under “Description of the Series 2021B Junior Subordinated Notes—Certain Limitations During an Optional Deferral Period”:

● declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the capital stock of the Company; or

●   make any payment of interest on, principal of or premium, if any, on or repay, repurchase or redeem any of the Company’s debt securities (including guarantees) that rank equally with or junior in right of payment to the Series 2021B Junior Subordinated Notes.

Optional Redemption	The Company may redeem the Series 2021B Junior Subordinated Notes at its option before their maturity:

●   in whole, but not in part, (i) on any date during the period commencing on (and including) June 15, 2027 (the “First Par Call Date”) to (and including) the First Reset Date (such period, the “First Par Call Period”), and (ii) on any Interest Payment Date falling thereafter (any such date, together with each date in the First Par Call Period, a “Par Call Date”), in each case at 100% of their principal amount, plus any accrued and unpaid interest thereon (including any Additional Interest);

● in whole, but not in part, on any date other than a Par Call Date, at a make-whole redemption price as described herein;

●   if a Tax Deductibility Event (as defined herein) or a Rating Agency Event (as defined herein) occurs, in whole, but not in part, (i) where such redemption occurs prior to the First Par Call Date, at 101% of their principal amount, plus any accrued and unpaid interest thereon (including any Additional Interest) and (ii) where such redemption occurs on or after the First Par Call Date, at 100% of their principal amount, plus any accrued and unpaid interest thereon (including any Additional Interest); and

●   if a Tax Withholding Event (as defined herein) or a Substantial Repurchase Event (as defined herein) occurs, in whole, but not in part, at 100% of their principal amount, plus any accrued and unpaid interest thereon (including any Additional Interest).

Additional Amounts	The Company will, subject to certain exceptions and limitations, pay as additional interest on the Series 2021B Junior Subordinated Notes such additional amounts as are necessary in order that the net payment of principal of and interest on the Series 2021B Junior Subordinated Notes to a holder who is not a United States person (as defined herein), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States, will not be less than the amount provided in the Series 2021B Junior Subordinated Notes to be then due and payable.

Subordination; Ranking	The Company’s obligations under the Series 2021B Junior Subordinated Notes are unsecured and rank junior in right of payment to all of the Company’s “Senior Indebtedness,” whether presently existing or from time to time hereafter incurred, created, assumed or existing, as defined below under “Description of the Junior Subordinated Notes—Subordination” in the accompanying Prospectus. As of June 30, 2021, the Senior Indebtedness of the Company, on an unconsolidated basis, aggregated approximately $7.6 billion.

Since the Company is a holding company, its right and, hence, the right of its creditors (including holders of the Series 2021B Junior Subordinated Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is structurally subordinated to claims of creditors and preferred stockholders of each subsidiary. As of June 30, 2021, on a consolidated basis, the Company had approximately $50.7 billion of outstanding long-term debt (including securities due within one year), of which approximately $35.2 billion was long-term debt (including securities due within one year) of the Company’s subsidiaries. In addition, as of June 30, 2021, the Company had approximately $1.4 billion of short-term notes payable, of which $1.3 billion was short-term notes payable of the Company’s subsidiaries. In addition, as of June 30, 2021, the Company’s subsidiaries had approximately $0.3 billion of preferred stock outstanding.

There are no terms of the Series 2021B Junior Subordinated Notes that limit the Company’s ability to incur additional Senior Indebtedness or that limit its subsidiaries’ ability to incur additional debt or other liabilities or issue preferred and preference stock.

Events of Default	The following are the Events of Default with respect to the Series 2021B Junior Subordinated Notes:

● failure to pay principal of, or premium, if any, on or interest on the Series 2021B Junior Subordinated Notes when due at maturity or earlier redemption;

●   failure to pay interest on the Series 2021B Junior Subordinated Notes when due and payable (other than at maturity or upon earlier redemption) that continues for 30 days (subject to the Company’s right to optionally defer interest payments); or

● certain events of bankruptcy, insolvency or reorganization involving the Company.

Listing
The Series 2021B Junior Subordinated Notes are a new issue of securities with no established trading market. The Company intends to apply to list the Series 2021B Junior Subordinated Notes on the New York Stock Exchange. If the application is approved, the Company expects trading in the Series 2021B Junior Subordinated Notes to begin within 30 days after the date that the Series 2021B Junior Subordinated Notes are first issued.

No Sinking Fund	The Series 2021B Junior Subordinated Notes do not have the benefit of a sinking fund.

Use of Proceeds
The net proceeds from the sale of the Series 2021B Junior Subordinated Notes will be used by the Company for the proposed redemption of all or a portion of the $800,000,000 aggregate principal amount of the Company’s Series 2016A 5.25% Junior Subordinated Notes due October 1, 2076 and to repay all or a portion of its outstanding commercial paper borrowings, which aggregated $539,000,000 as of September 7, 2021. Any remaining net proceeds will be used for other general corporate purposes, which may include investment by the Company in its subsidiaries. The Company intends to deliver the notice of redemption, if any, for such proposed redemption concurrently with the issuance of the Series 2021B Junior Subordinated Notes. The issuance of such redemption notice is conditioned upon the successful issuance of the Series 2021B Junior Subordinated Notes.

Book-Entry
The Series 2021B Junior Subordinated Notes will be issued in the form of one or more global notes (the “Euro Global Notes”) in fully registered form, without coupons, and will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary, for, and in respect of interests held through, Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”). Except as described herein, certificates will not be issued in exchange for beneficial interests in the Euro Global Notes.

Further Issues	The Company may, without the consent of the holders, issue additional junior subordinated notes that will constitute one series and be fungible with the Series 2021B Junior Subordinated Notes.

Currency of Payment
Initial holders will be required to pay for the Series 2021B Junior Subordinated Notes in euro, and all payments of interest and principal, including payments made upon any redemption of the Series 2021B Junior Subordinated Notes, will be payable in euro. If the Company is unable to obtain euro in amounts sufficient to make a required payment under the Series 2021B Junior Subordinated Notes due to the imposition of exchange controls or other circumstances beyond its control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments will be made in United States dollars until the euro is again available to the Company or so used. See “Description of the Series 2021B Junior Subordinated Notes—Issuance in Euro.”

Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors.”

Calculation Agent and Paying Agent	Elavon Financial Services DAC, UK Branch (the “Calculation Agent” or the “Paying Agent,” as the case may be).

Transfer Agent and Registrar	U.S. Bank National Association (the “Transfer Agent” or the “Registrar,” as the case may be).

Governing Law	New York.

Risk Factors	An investment in the Series 2021B Junior Subordinated Notes involves risks. A prospective investor should carefully consider the discussion of risks in “Risk Factors” in this Prospectus Supplement and the other information in this Prospectus Supplement and the accompanying Prospectus before deciding whether an investment in the Series 2021B Junior Subordinated Notes is suitable for such investor.

RISK FACTORS
Investing in the Series 2021B Junior Subordinated Notes involves risk. In addition to the factors described below please see the risk factors in the Annual Report on Form 10-K of the Company for the year ended December 31, 2020, which is incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus.
The Series 2021B Junior Subordinated Notes are effectively subordinated to substantially all of the Company’s other debt, and the indenture governing the Series 2021B Junior Subordinated Notes does not limit the aggregate amount of indebtedness that may be issued by the Company.
The Company’s obligations under the Series 2021B Junior Subordinated Notes are subordinate and junior in right of payment to all of the Company’s Senior Indebtedness. This means that the Company cannot make any payments on the Series 2021B Junior Subordinated Notes until all holders of Senior Indebtedness have been paid in full, or provision has been made for such payment, if such Senior Indebtedness is in default (subject to certain exceptions for grace periods and waivers).
The indenture under which the Series 2021B Junior Subordinated Notes will be issued does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of June 30, 2021, the Senior Indebtedness of the Company, on an unconsolidated basis, aggregated approximately $7.6 billion. Since the Company is a holding company, the right of the Company and, hence, the right of creditors of the Company (including holders of the Series 2021B Junior Subordinated Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is structurally subordinated to claims of creditors and preferred stockholders of each subsidiary. As of June 30, 2021, on a consolidated basis, the Company had approximately $50.7 billion of outstanding long-term debt (including securities due within one year), of which approximately $35.2 billion was long-term debt (including securities due within one year) of the Company’s subsidiaries. In addition, the Company had approximately $1.4 billion of short-term notes payable, of which $1.3 billion was short-term notes payable of the Company’s subsidiaries. In addition, as of June 30, 2021, the Company’s subsidiaries had approximately $0.3 billion of preferred stock outstanding.
The Company may elect to defer interest payments on the Series 2021B Junior Subordinated Notes at its option for one or more periods of up to 10 consecutive years. This may affect the market price of the Series 2021B Junior Subordinated Notes.
The Company may elect at its option to defer payment of all or part of the current and accrued interest otherwise due on the Series 2021B Junior Subordinated Notes for up to 10 consecutive years, as described under “Description of the Series 2021B Junior Subordinated Notes—Option to Defer Interest Payments” in this Prospectus Supplement. At the end of an Optional Deferral Period, if all amounts due are paid, the Company could start a new Optional Deferral Period of up to 10 consecutive years. During any Optional Deferral Period, interest on the Series 2021B Junior Subordinated Notes would be deferred but would accrue additional interest at a rate equal to the interest rate then applicable to the Series 2021B Junior Subordinated Notes, to the extent permitted by applicable law. No Optional Deferral Period may extend beyond the maturity date or redemption date, if earlier, of the Series 2021B Junior Subordinated Notes. If the Company exercises this interest deferral right, the Series 2021B Junior Subordinated Notes may trade at a price that does not fully reflect the value of accrued but unpaid interest on the Series 2021B Junior Subordinated Notes or that is otherwise less than the price at which the Series 2021B Junior Subordinated Notes may have been traded if the Company had not exercised such right. In addition, as a result of the Company’s right to defer interest payments, the market price of the Series 2021B Junior Subordinated Notes may be more volatile than other securities that do not have these rights.
The Company may choose to redeem the Series 2021B Junior Subordinated Notes prior to maturity.
On any Par Call Date, the Company may redeem in whole, but not in part, the Series 2021B Junior Subordinated Notes at a redemption price equal to 100% of the principal amount of the Series 2021B Junior Subordinated Notes being redeemed, plus accrued and unpaid interest, if any, thereon (including any Additional Interest). The Company may redeem in whole, but not in part, the Series 2021B Junior Subordinated Notes on any date other than a Par Call Date, at a make-whole redemption price as described herein. If a Tax Deductibility Event (as defined herein) or a Rating Agency Event (as defined herein) occurs, the Company may redeem in whole, but not in part, the Series 2021B Junior Subordinated Notes (i) where such redemption occurs prior to the First Par Call Date, at 101% of their principal amount, plus any accrued and unpaid interest thereon (including any Additional Interest) and (ii) where such redemption occurs on or after the First Par Call Date, at 100% of their principal amount, plus any accrued and unpaid interest thereon (including any Additional Interest). If a Tax Withholding Event (as defined herein) or a Substantial Repurchase Event (as defined herein) occurs, the Company may redeem in whole, but not in part, the Series 2021B Junior Subordinated Notes at 100% of their principal amount, plus any accrued and unpaid interest thereon (including any Additional Interest). If prevailing interest rates are lower at the time of redemption, holders of the Series 2021B Junior Subordinated Notes to be redeemed may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate on the Series 2021B Junior Subordinated Notes being redeemed. In addition, during times when the Company may elect to redeem the Series 2021B

Junior Subordinated Notes or when the Company is perceived to be able to redeem the Series 2021B Junior Subordinated Notes, the market value of the Series 2021B Junior Subordinated Notes generally will not rise substantially above the price at which they can be redeemed.
Holders of the Series 2021B Junior Subordinated Notes may have to pay taxes on interest before they receive payments from the Company.
If the Company defers interest payments on the Series 2021B Junior Subordinated Notes, a holder of the Series 2021B Junior Subordinated Notes will be required to accrue interest income for United States federal income tax purposes in respect of such holder’s proportionate share of the accrued but unpaid interest on the Series 2021B Junior Subordinated Notes, even if such holder normally reports income when received. As a result, a holder will be required to include the accrued interest in such holder’s gross income for United States federal income tax purposes before receiving payment of the interest. If a holder sells its Series 2021B Junior Subordinated Notes before the record date for the first interest payment after an Optional Deferral Period, the accrued interest will be paid to the holder of record on the record date, and the holder will never receive the cash from the Company related to the accrued interest that was reported for tax purposes. Holders should consult with their own tax advisors regarding the tax consequences of an investment in the Series 2021B Junior Subordinated Notes.
For more information regarding the tax consequences of purchasing the Series 2021B Junior Subordinated Notes, see “Material United States Federal Income Tax Considerations” in this Prospectus Supplement.
An active trading market for the Series 2021B Junior Subordinated Notes may not develop, and any such market may be illiquid.
The Series 2021B Junior Subordinated Notes constitute a new issue of securities with no established trading market. The Company intends to apply to list the Series 2021B Junior Subordinated Notes on the New York Stock Exchange. If the application is approved, trading on the New York Stock Exchange is expected to commence within 30 days after the date that the Series 2021B Junior Subordinated Notes are first issued. However, listing the Series 2021B Junior Subordinated Notes on the New York Stock Exchange does not guarantee that a trading market will develop or, if a trading market does develop, the depth or liquidity of that market or the ability of holders to sell their Series 2021B Junior Subordinated Notes easily. In addition, the liquidity of any trading market in the Series 2021B Junior Subordinated Notes which may develop, and the market prices quoted therefor, may be adversely affected by changes in the overall market for this type of security and by changes in the Company’s financial performance or prospects or in the prospects for companies in the Company’s industry generally. As a result, the Company cannot assure holders that an active after-market for the Series 2021B Junior Subordinated Notes will develop or be sustained or that holders of the Series 2021B Junior Subordinated Notes will be able to sell their Series 2021B Junior Subordinated Notes at favorable prices or at all.
Rating agencies may change their practices for rating the Series 2021B Junior Subordinated Notes, which change may affect the market price of the Series 2021B Junior Subordinated Notes. In addition, the Company may redeem the Series 2021B Junior Subordinated Notes if a rating agency makes certain changes in the equity credit methodology for securities such as the Series 2021B Junior Subordinated Notes.
The rating agencies that currently or may in the future publish a rating for the Company, including Moody’s Investors Service, Inc., S&P Global Ratings, a division of S&P Global, Inc. and Fitch Ratings, Inc., may, from time to time in the future, change the way they analyze securities with features similar to the Series 2021B Junior Subordinated Notes. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the Series 2021B Junior Subordinated Notes. If the rating agencies change their practices for rating these types of securities in the future, and the ratings of the Series 2021B Junior Subordinated Notes are subsequently lowered, that could have a negative impact on the trading price of the Series 2021B Junior Subordinated Notes. In addition, the Company may redeem the Series 2021B Junior Subordinated Notes at its option, in whole, but not in part, if a rating agency makes certain changes in the equity credit methodology for securities such as the Series 2021B Junior Subordinated Notes. See “Description of the Series 2021B Junior Subordinated Notes—Right to Redeem Upon Rating Agency Event” in this Prospectus Supplement.
The interest rate will reset on September 15, 2027 and each subsequent Reset Date, and any interest payable after a Reset Date may be less than an earlier interest rate.
The interest rate on the Series 2021B Junior Subordinated Notes for each Reset Period will equal the Five-Year Swap Rate as of the most recent Reset Determination Date (as defined herein), plus the then-applicable margin. Therefore, the interest rate after September 15, 2027 could be less than the initial interest rate applicable to the Series 2021B Junior Subordinated Notes, and any interest payable after a subsequent Reset Date may be less than the interest rate for a prior period. The Company has no control over the factors that may affect the Five-Year Swap Rate, including geopolitical conditions and economic, financial, political, regulatory, judicial or other events. Furthermore, as described further below under “Description of the Series 2021B Junior Subordinated Notes—Interest,” if the Reset Reference Bank Rate (as defined herein) is unavailable or the Calculation Agent determines that no Reference Bank (as defined herein) is providing offered quotations, the Five-Year Swap Rate will be equal to the last Five-Year

Swap Rate available on the Reset Screen Page (as defined herein) as determined by the Calculation Agent, or, in the case of the First Reset Date, the rate of -0.294% per annum (the euro mid-market swap reference rate for a term of five years at the time of pricing of the Series 2021B Junior Subordinated Notes).
Historical interest rates are not an indication of future interest rates.
In the past, interest rates, including the Five-Year Swap Rate, have experienced significant fluctuations. Historical levels, fluctuations and trends of interest rates are not necessarily indicative of future levels. Any historical upward or downward trend in interest rates is not an indication that interest rates are more or less likely to increase or decrease at any time after September 15, 2027, and historical interest rates are not an indication of future interest rates.
The holders of the Series 2021B Junior Subordinated Notes are exposed to risks associated with the reform of interest rate “benchmarks.”
Following the First Reset Date, interest payable with respect to the Series 2021B Junior Subordinated Notes is calculated by reference to the Five-Year Swap Rate. This swap rate, the underlying Euro Interbank Offered Rate and other interest rates or other types of rates and indices which are deemed “benchmarks” have become the subject of regulatory scrutiny and national and international regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such benchmarks to perform differently than in the past, or to disappear entirely, or have other consequences which cannot be predicted. Any such consequence could have a material adverse effect on the Series 2021B Junior Subordinated Notes.
International proposal for reform of benchmarks include the European Council’s regulation (EU) 2016/1011 of June 8, 2016 on indices used as benchmarks in financial instruments and financial contracts or to measure the performance of investment funds and amending Directives 2008/48/EC and 2014/17/EU and Regulation (EU) No. 596/2014 (the “Benchmark Regulation”), which has been fully applicable since January 1, 2018. The Benchmark Regulation could have a material impact on the Series 2021B Junior Subordinated Notes, including in any of the following circumstances:
•A rate or index that is a benchmark may only be used if its administrator obtains authorization or is registered, and, in case of an administrator that is based in a non-EU jurisdiction, if the administrator’s legal benchmark system is considered equivalent (Art. 30 Benchmark Regulation), the administrator is recognized (Art. 32 Benchmark Regulation) or the relevant Benchmark is endorsed (Art. 33 Benchmark Regulation) (subject to applicable transitional provisions). If this is not the case, the Series 2021B Junior Subordinated Notes could be impacted; and
•The methodology or other terms of the benchmark could be changed in order to comply with the terms of the Benchmark Regulation, and such changes could have the effect of reducing or increasing the rate or level or affecting the volatility of the published rate or level, and could have an impact on the Series 2021B Junior Subordinated Notes, including determination of the rate by the applicable party.
In addition to the aforementioned Benchmark Regulation, there are numerous other proposals, initiatives and investigations that may impact benchmarks. Following the implementation of any such potential reforms, the manner of administration of benchmarks may change, with the result that they may perform differently than in the past, or benchmarks could be eliminated entirely, or there could be other consequences which cannot be predicted.
Any changes to a benchmark as a result of the Benchmark Regulation or other initiatives could have a material adverse effect on the costs of administering or otherwise participating in the setting of a benchmark and complying with any such regulations or requirements. Investors should be aware that any changes to a relevant benchmark may have a material adverse effect on the value of Series 2021B Junior Subordinated Notes. Under the Subordinated Note Indenture (as defined herein), certain benchmark replacement provisions will apply in case a benchmark (or any component part thereof) used as a reference for the calculation of distributions payable with respect to the Series 2021B Junior Subordinated Notes were to be discontinued or otherwise unavailable. The replacement of a benchmark could have adverse effects on the economic return of the holder of Series 2021B Junior Subordinated Notes compared to the applicable original benchmark rate, including the effective application of a fixed interest rate. However, as described further under “Description of the Series 2021B Junior Subordinated Notes—Benchmark Discontinuation—Fallback,” no such changes to a benchmark will be applied, if and to the extent that, in the determination of the Company, the same could reasonably be expected to result in a Rating Agency Event.

Holders of the Series 2021B Junior Subordinated Notes will receive payments solely in euro except under the limited circumstances provided herein.
All payments of interest on and the principal of the Series 2021B Junior Subordinated Notes and any redemption price for, or additional amounts with respect to, the Series 2021B Junior Subordinated Notes will be made in euro except under the limited circumstances provided herein. See “Description of the Series 2021B Junior Subordinated Notes – Issuance in Euro.” The Company, the Underwriters (as defined herein), the Subordinated Note Indenture Trustee and the Paying Agent will not be obligated to convert, or to assist any registered owner or beneficial owner of such Series 2021B Junior Subordinated Notes in converting, payments of interest, principal, any redemption price or any additional amount in euro made with respect to such Series 2021B Junior Subordinated Notes into U.S. dollars or any other currency.
Holders of the Series 2021B Junior Subordinated Notes may be subject to certain risks relating to the euro, including the effects of foreign currency exchange rate fluctuations, as well as possible exchange controls.
The initial investors in the Series 2021B Junior Subordinated Notes will be required to pay for the Series 2021B Junior Subordinated Notes in euro. Neither the Company nor the Underwriters will be obligated to assist the initial investors in obtaining euro or in converting other currencies into euro to facilitate the payment of the purchase price for the Series 2021B Junior Subordinated Notes.
An investment in any security denominated in, and all payments with respect to which are to be made in, a currency other than the currency of the country in which an investor in the securities resides or the currency in which an investor conducts its business or activities (the “investor’s home currency”) entails significant risks not associated with a similar investment in a security denominated in the investor’s home currency. In the case of the Series 2021B Junior Subordinated Notes offered hereby, these risks may include the possibility of:
•significant changes in rates of exchange between the euro and the investor’s home currency; and
•the imposition or modification of foreign exchange controls with respect to the euro or the investor’s home currency.
The Company has no control over a number of factors affecting the Series 2021B Junior Subordinated Notes and foreign exchange rates, including economic, financial and political events that are important in determining the existence, magnitude and longevity of these risks and their effects. Changes in foreign currency exchange rates between two currencies result from the interaction over time of many factors directly or indirectly affecting economic and political conditions in the countries issuing such currencies, and economic and political developments globally and in other relevant countries. Foreign currency exchange rates may be affected by, among other factors, existing and expected rates of inflation, existing and expected interest rate levels, the balance of payments between countries and the extent of governmental surpluses or deficits in various countries. All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries important to international trade and finance. Moreover, the recent global economic crisis and the actions taken or to be taken by various national governments in response to the crisis as well as market perceptions concerning the instability of the euro could significantly affect the exchange rates between the euro and the investor’s home currency.
The exchange rates of an investor’s home currency for euro and the fluctuations in those exchange rates that have occurred in the past are not necessarily indicative of the exchange rates or the fluctuations therein that may occur in the future. Depreciation of the euro against the investor’s home currency would result in a decrease in the investor’s home currency equivalent yield on a Series 2021B Junior Subordinated Note, in the investor’s home currency equivalent of the principal payable at the maturity of that Series 2021B Junior Subordinated Note and generally in the investor’s home currency equivalent market value of that Series 2021B Junior Subordinated Note. Appreciation of the euro in relation to the investor’s home currency would have the opposite effects.
The European Union or one or more of its member states may, in the future, impose exchange controls and modify any exchange controls imposed, which controls could affect exchange rates, as well as the availability of euro at the time of payment of principal of, interest on, or any redemption payment or additional amounts with respect to, the Series 2021B Junior Subordinated Notes.
Furthermore, the Subordinated Note Indenture is, and the Series 2021B Junior Subordinated Notes will be, governed by the laws of the State of New York. Under New York law, a New York state court rendering a judgment on the Series 2021B Junior Subordinated Notes would be required to render the judgment in euro. However, the judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Consequently, in a lawsuit for payment on the Series 2021B Junior Subordinated Notes, investors would be exposed to variations in the U.S. dollar/euro exchange rate until a New York state court judgment is entered, and the Company cannot predict how long this would take. A U.S. federal court sitting in New York with diversity jurisdiction over a dispute arising in connection with the Series 2021B Junior Subordinated Notes would apply the foregoing New York law. In courts outside of New York, investors may not be able to obtain a judgment in a currency other than

U.S. dollars. For example, a judgment for money in an action based on the Series 2021B Junior Subordinated Notes in many other U.S. federal or state courts ordinarily would be rendered in the United States only in U.S. dollars. The date used to determine the rate of conversion of euro into U.S. dollars would depend upon various factors, including which court renders the judgment and when the judgment is rendered.
This description of foreign exchange risks does not describe all the risks of an investment in securities, including, in particular, the Series 2021B Junior Subordinated Notes, that are denominated or payable in a currency other than an investor’s home currency. Investors should consult their own financial, legal and tax advisors as to the risks involved in an investment in the Series 2021B Junior Subordinated Notes.
The Series 2021B Junior Subordinated Notes permit the Company to make payments in U.S. dollars if the Company is unable to obtain euro, which could adversely affect the value of the Series 2021B Junior Subordinated Notes.
If, as described under “Description of the Series 2021B Junior Subordinated Notes – Issuance in Euro,” the Company is unable to obtain euro in amounts sufficient to make a required payment under the Series 2021B Junior Subordinated Notes due to the imposition of exchange controls or other circumstances beyond the Company’s control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Series 2021B Junior Subordinated Notes will be made in U.S. dollars until the euro is again available to the Company or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day (as defined herein) prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second Business Day prior to the relevant payment date as determined by the Company in its sole discretion. There can be no assurance that this exchange rate will be as favorable to holders of Series 2021B Junior Subordinated Notes as the exchange rate otherwise determined by applicable law. These potential developments, or market perceptions concerning these and related issues, could adversely affect the value of Series 2021B Junior Subordinated Notes.
Trading in the clearing systems is subject to minimum denomination requirements.
The Series 2021B Junior Subordinated Notes will be issued only in minimum denominations of €100,000 and integral multiples of €1,000 in excess thereof. It is possible that the clearing systems may process trades which could result in amounts being held in denominations smaller than the minimum denominations. If definitive Series 2021B Junior Subordinated Notes are required to be issued in accordance with the provisions of the relevant global Series 2021B Junior Subordinated Notes, a holder who does not have the minimum denomination or an integral multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive Series 2021B Junior Subordinated Notes unless and until such time as its holding satisfies the minimum denomination requirement.
The Series 2021B Junior Subordinated Notes will initially be held in book-entry form and therefore investors must rely on the procedures of Euroclear and Clearstream to exercise any rights and remedies.
So long as Euroclear or Clearstream or their common depositary or nominee is the registered holder of the Series 2021B Junior Subordinated Notes issued in the form of one or more global notes, Euroclear, Clearstream or such common depositary or nominee, as the case may be, will be considered the sole owner or holder of the Series 2021B Junior Subordinated Notes represented by the global notes for all purposes under the Subordinated Note Indenture and the Series 2021B Junior Subordinated Notes. Payments of principal, interest and premium and additional amounts, if any, in respect of the global notes will be made to Euroclear, Clearstream, such common depositary or such nominee, as the case may be, as registered holder thereof. After payment to the common depositary for Euroclear and Clearstream, the Company will have no responsibility or liability for the payment of interest, principal or other amounts to the owners of book-entry interests. Accordingly, if investors own a book-entry interest, they must rely on the procedures of Euroclear and Clearstream and, if investors are not participants in Euroclear and Clearstream, they must rely on the procedures of the participant through which they own their interest, to receive such payments or to exercise any other rights and obligations of a holder of Series 2021B Junior Subordinated Notes under the Subordinated Note Indenture.
Unlike the holders of the Series 2021B Junior Subordinated Notes themselves, owners of book-entry interests will not have the direct right to act upon the Company’s solicitations for consents, requests for waivers or other actions from holders of the Series 2021B Junior Subordinated Notes. Instead, if an investor owns a book-entry interest, it will be permitted to act only to the extent it has received appropriate proxies to do so from Euroclear and Clearstream. The procedures implemented for the granting of such proxies may not be sufficient to enable such investor to vote on a timely basis.

Similarly, upon the occurrence of an Event of Default (as defined herein) under the Subordinated Note Indenture, unless and until definitive or certificated registered Series 2021B Junior Subordinated Notes are issued in respect of all book-entry interests, if investors own book-entry interests, they will be restricted to acting through Euroclear and Clearstream. The procedures to be implemented through Euroclear and Clearstream may not be adequate to ensure the timely exercise of rights under the Series 2021B Junior Subordinated Notes. See “Description of the Series 2021B Junior Subordinated Notes — Book-Entry Procedures” in this Prospectus Supplement.
AVAILABLE INFORMATION
The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance with the 1934 Act files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The SEC maintains a website that contains reports, proxy statements and other information regarding registrants, including the Company, that file electronically at http://www.sec.gov. Only the Company’s SEC filings referenced below are incorporated by reference herein.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents have been filed with the SEC pursuant to the 1934 Act and are incorporated by reference in this Prospectus Supplement and made a part of this Prospectus Supplement:
•the Company’s Annual Report on Form 10-K for the year ended December 31, 2020;
•all information in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 12, 2021, to the extent incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020;
•the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2021 and June 30, 2021; and
•the Company’s Current Reports on Form 8-K dated February 23, 2021, March 19, 2021, May 3, 2021, May 26, 2021, June 15, 2021 and August 23, 2021.
All documents filed by the Company with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus Supplement and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus Supplement and made a part of this Prospectus Supplement from the date of filing of such documents; provided, however, that the Company is not incorporating any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus Supplement shall be deemed to be modified or superseded for purposes of this Prospectus Supplement to the extent that a statement contained in this Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus Supplement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement.
SELECTED FINANCIAL INFORMATION
The following selected financial data for the years ended December 31, 2018 through December 31, 2020 has been derived from the Company’s audited consolidated financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following selected financial data for the years ended December 31, 2016 and 2017 has been derived from the Company’s audited financial statements and related notes, which are not incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The following selected financial data for the six months ended June 30, 2021 has been derived from the Company’s unaudited consolidated financial statements and related notes, incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below is qualified in its entirety by reference to and, therefore, should be read together with management’s discussion and analysis of results of operations and financial condition, the consolidated financial statements and related notes and other financial information incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The information set forth below does not reflect the issuance of the Series 2021B Junior Subordinated Notes offered hereby or the use of proceeds therefrom. See “Use of Proceeds” in this Prospectus Supplement.

						Six Months Ended June 30,
	Year Ended December 31,
	2016	2017	2018	2019	2020	2021(1)
	(Millions)
Operating Revenues	$19,896	$23,031	$23,495	$21,419	$20,375	$11,108
Consolidated Net Income Attributable to Southern Company(2)	2,448	842	2,226	4,739	3,119	1,508

	Capitalization as of June 30, 2021
	Actual	As Adjusted(3)
		(Millions, except percentages)
Common Stockholders’ Equity	$28,199	$28,199	33.8%
Noncontrolling Interest	4,547	4,547	5.5
Redeemable Preferred Stock of Subsidiaries	291	291	0.3
Senior Notes(4)(5)	31,754	31,754	38.1
Other Long-Term Debt(4)(5)	18,903	18,574	22.3
Total	$83,694	$83,365	100.0%
______________________________
(1)Due to seasonal variations in demand for energy and other factors, including the impacts of the COVID-19 pandemic, operating results for the six months ended June 30, 2021 do not necessarily indicate operating results for the entire year.
(2)The Company recorded a $2.6 billion pre-tax ($1.4 billion after tax) gain associated with the sale of Gulf Power Company in 2019, a pre-tax estimated probable loss of $1.1 billion ($0.8 billion after tax) in 2018 to reflect Georgia Power Company’s revised estimate to complete construction and start-up of Plant Vogtle Units 3 and 4 and pre-tax charges totaling $3.4 billion ($2.4 billion after tax) in 2017 related to the suspension of the gasifier portion of Mississippi Power Company’s Kemper County energy facility project.
(3)Reflects adjustments to “Other Long-Term Debt” related to (i) the redemption in July 2021 of all of Alabama Power’s approximately $206,000,000 aggregate principal amount of Series E Junior Subordinated Notes due October 1, 2042; (ii) the (a) repayment by Mississippi Power in July 2021 of floating rate bank term loans aggregating $75,000,000 and (b) redemption in July 2021 of all $270,000,000 aggregate principal amount of Mississippi Business Finance Corporation Taxable Revenue Bonds, 7.13% Series 1999A due October 20, 2021 issued for the benefit of Mississippi Power; (iii) the reoffering to the public in August 2021 of (a) approximately $69,000,000 aggregate principal amount of Development Authority of Burke County (Georgia) Pollution Control Revenue Bonds (Georgia Power Company Plant Vogtle Project), First Series 2008 and (b) $53,000,000 aggregate principal amount of Development Authority of Floyd County (Georgia) Pollution Control Revenue Bonds (Georgia Power Company Plant Hammond Project), First Series 2010, each issued for the benefit of Georgia Power and each of which had previously had been purchased and held by Georgia Power; and (iv) the issuance by Northern Illinois Gas Company in August 2021 of (a) $50,000,000 aggregate principal amount of 1.42% Series First Mortgage Bonds due August 31, 2026 and (b) $50,000,000 aggregate principal amount of 2.19% Series First Mortgage Bonds due August 31, 2033.
(4)Including amounts due within one year.
(5)Does not include (i) $450,000,000 aggregate principal amount of Series 2021A 3.15% Senior Notes due September 30, 2051 which Southern Company Gas Capital Corporation has agreed to issue and which are expected to be issued on September 10, 2021 and (ii) $275,000,000 aggregate principal amount of first mortgage bonds which Northern Illinois Gas Company has agreed to issue in a private placement, $100,000,000 of which is expected to be issued in October 2021, $100,000,000 of which is expected to be issued in August 2022 and $75,000,000 of which is expected to be issued in October 2022.
USE OF PROCEEDS
The net proceeds from the sale of the Series 2021B Junior Subordinated Notes will be used by the Company for the proposed redemption of all or a portion of the $800,000,000 aggregate principal amount of the Company’s Series 2016A 5.25% Junior Subordinated Notes due October 1, 2076 and to repay all or a portion of its outstanding commercial paper borrowings, which aggregated $539,000,000 as of September 7, 2021. Any remaining net proceeds will be used for other general corporate purposes, which may include investment by the Company in its subsidiaries. The Company intends to deliver the notice of redemption, if any, for such proposed redemption concurrently with the issuance of the Series 2021B Junior Subordinated Notes. The issuance of such redemption notice is conditioned upon the successful issuance of the Series 2021B Junior Subordinated Notes.
DESCRIPTION OF THE SERIES 2021B JUNIOR SUBORDINATED NOTES
Set forth below is a description of the specific terms of the Series 2021B 1.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes due September 15, 2081 (the “Series 2021B Junior Subordinated Notes”). This description supplements, and should be read together with, the description of the general terms and provisions of the junior subordinated notes set forth in the accompanying Prospectus under the caption “Description of the Junior Subordinated Notes.” The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the description in the accompanying Prospectus and the Subordinated Note Indenture.
General
The Series 2021B Junior Subordinated Notes will be issued as a series of junior subordinated notes under the Subordinated Note Indenture dated as of October 1, 2015, as heretofore supplemented and as further supplemented and amended from time to time (the “Subordinated Note Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Subordinated Note Indenture Trustee”). The Series 2021B Junior Subordinated Notes will initially be issued in the aggregate principal amount of €1,250,000,000. The Company may, at any time and without the consent of the holders of the Series 2021B Junior Subordinated Notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the Series 2021B Junior Subordinated Notes (except for the public offering price and issue date and the initial interest accrual date and initial Interest Payment Date, if applicable). Any additional notes having such similar terms, together with the Series 2021B Junior Subordinated Notes, will constitute a single series of junior subordinated notes under the Subordinated Note Indenture.
Unless earlier redeemed, the entire principal amount of the Series 2021B Junior Subordinated Notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on September 15, 2081. The Series 2021B Junior Subordinated Notes are not subject to any sinking fund provision. The Series 2021B Junior Subordinated Notes are available for purchase in denominations of €100,000 and integral multiples of €1,000 in excess thereof.
Interest
The Series 2021B Junior Subordinated Notes will bear interest:
•from (and including) the date of original issuance to (but excluding) September 15, 2027 (the “First Reset Date”) at an annual rate of 1.875%;
•from (and including) the First Reset Date to (but excluding) September 15, 2032 (the “First Step-Up Date”) at an annual rate equal to the Five-Year Swap Rate (as defined herein) plus 2.108% (the “Initial Margin”);
•during each Reset Period, from (and including) the First Step-Up Date to (but excluding) September 15, 2047 (the “Second Step-Up Date”), at an annual rate equal to the applicable Five-Year Swap Rate plus the Initial Margin plus 0.25%; and
•during each Reset Period, from (and including) the Second Step-Up Date, at an annual rate equal to the applicable Five-Year Swap Rate plus the Initial Margin plus 1.00%.
Subject to the Company’s right to defer interest payments as described below, interest will be payable annually in arrears on September 15 of each year (each, an “Interest Payment Date”) to the person in whose name such Series 2021B Junior Subordinated Note is registered as of the close of business (i) on the 15th calendar day preceding each Interest Payment Date if the Series 2021B Junior Subordinated Notes are not in book-entry only form (whether or not a Business Day) or (ii) if the Series 2021B Junior Subordinated Notes are represented by one or more global notes, the close of business on the business day (for this purpose a day on which Clearstream and Euroclear are open for business) immediately preceding each Interest Payment Date. The initial Interest Payment Date is September 15, 2022.
The amount of interest payable will be computed on the basis of the actual number of days in the period for which interest is being calculated and the actual number of days from and including the last Interest Payment Date (or the date of original issuance of the Series 2021B Junior Subordinated Notes, if no interest has been paid on the Series 2021B Junior Subordinated Notes) to, but excluding, the next scheduled Interest Payment Date. This payment convention is referred to as ACTUAL/ACTUAL (ICMA) as defined in the rulebook of the International Capital Market Association. In the event that any date on which interest is payable on the Series 2021B Junior Subordinated Notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), with the same force and effect as if made on such date. If the maturity date or the redemption date of the Series 2021B Junior Subordinated Notes falls on a day that is not a Business Day, the related payment of principal, premium, if any, and interest will be made on the next succeeding Business Day as if it were made on the date such payment was due, and no interest shall accrue on the amounts so payable for the period from and after such date to the next succeeding Business Day.
Elavon Financial Services DAC, UK Branch will be the initial Calculation Agent for the Series 2021B Junior Subordinated Notes. The applicable interest rate for each Reset Period will be determined by the Calculation Agent as of the applicable Reset Determination Date. The Calculation Agent will promptly notify the Company, the Paying Agent and the Subordinated Note Indenture Trustee of the interest rate for each Reset Date, but in no event later than the applicable Reset Date. The Calculation Agent’s determination of any interest rate and its calculation of the amount of interest for any Reset Period will be conclusive and binding absent manifest error, will be made in the Calculation Agent’s sole discretion and, notwithstanding anything to the contrary in the documentation relating to the Series 2021B Junior Subordinated Notes, will become effective without consent from any person or entity. Such determination of any interest rate and the calculation of the amount of interest will be on file at the Company’s principal offices and will be made available to any holder of the Series 2021B Junior Subordinated Notes upon request. In no event shall the Subordinated Note Indenture Trustee have any liability for any determination made by or on behalf of such Calculation Agent.
The Company may, from time to time, replace the Calculation Agent. If the Calculation Agent is unwilling or unable to continue to act as Calculation Agent or fails to duly determine an interest rate on any Reset Date as provided herein, the Company will appoint another leading financial institution to act as such in its place. The Calculation Agent may not resign its duties or be removed without a successor having been so appointed.
Definitions
“Business Day” means a day other than a Saturday or Sunday, (i) which is not a day on which banks in the City of New York or London are authorized or obligated by law or executive order to close and (ii) on which the Trans-European Automated Real-time Gross Settlement Express Transfer system (the TARGET2 system), or any successor thereto, operates.
“Five-Year Swap Rate” means, in relation to a Reset Date and the related Reset Determination Date, the euro mid-market swap reference rate for a term of five years as displayed on the Reset Screen Page at 11:00 a.m. (Frankfurt time) on the applicable Reset Determination Date. In the event that such rate does not appear on the Reset Screen Page on the relevant Reset Determination Date at approximately that time, the Five-Year Swap Rate will be the Reset Reference Bank Rate. If the Reset Reference Bank Rate is unavailable or the Calculation Agent determines that no Reference Bank is providing offered quotations, the Five-Year Swap Rate will be equal to the last Five-Year Swap Rate available on the Reset Screen Page as determined by the Calculation Agent, or, in the case of the First Reset Date, the rate of -0.294% per annum (the euro mid-market swap reference rate for a term of five years at the time of pricing of the Series 2021B Junior Subordinated Notes).
“Reset Date” means the First Reset Date and each fifth anniversary thereof.
“Reset Determination Date” means the day which is two Business Days preceding the applicable Reset Date.
“Reset Period” means each period from (and including) a Reset Date to (but excluding) the next Reset Date.
“Reset Reference Bank Rate” means the percentage rate determined on the basis of the euro mid-market swap reference rate for a term of five years provided by at least four leading swap dealers in the interbank market selected by the Calculation Agent in consultation with the Company (“Reference Banks”) to the Calculation Agent at approximately 11:00 a.m. (Frankfurt time) on the Reset Determination Date. If at least three quotations are provided, the Reset Reference Bank Rate will be the arithmetic mean of the quotations, eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest). If two quotations are provided, the Reset Reference Bank Rate will be the arithmetic mean of the quotations. If one quotation is provided, the Reset Reference Bank Rate will be such quotation.
“Reset Screen Page” means Reuters screen “ICESWAP2 / EURFIXA” (or such other page as may replace such page on Reuters or such other page as may be determined by the Company in consultation with the Calculation Agent for the purposes of displaying comparable rates).
Benchmark Discontinuation
Independent Adviser
If a Benchmark Event occurs in relation to the Original Reference Rate when any interest rate with respect to the Series 2021B Junior Subordinated Notes remains to be determined by reference to the Original Reference Rate, the Company shall use reasonable efforts to appoint an Independent Adviser, as soon as reasonably practicable (provided that such appointment need not be made effective earlier than 30 days prior to the first date on which the Original Reference Rate is to be used to determine any interest rate), to determine a Successor Rate, or, in the absence of a Successor Rate, an Alternative Rate, and, in either case, an Adjustment Spread and any Benchmark Conforming Changes.
In making such determination, the Independent Adviser shall act in good faith and in a commercially reasonable manner as an expert. In the absence of bad faith or fraud, the Independent Adviser shall have no liability whatsoever to the Company, the Paying Agent or the holders of the Series 2021B Junior Subordinated Notes for any determination made by it and for any advice given to the Company in connection with any determination made by the Company.
Successor Rate or Alternative Rate
If the Independent Adviser determines in good faith that:
•there is a Successor Rate, then such Successor Rate shall (subject to application of the Adjustment Spread provisions described below) subsequently be used in place of the Original Reference Rate to determine the relevant interest rate (or the relevant component part(s) thereof) for all relevant future payments of interest on the Series 2021B Junior Subordinated Notes (subject to the further operation of the provisions described in this section “Benchmark Discontinuation”); or
•there is no Successor Rate but that there is an Alternative Rate, then such Alternative Rate shall (subject to the application of the Adjustment Spread provisions described below) subsequently be used in place of the Original Reference Rate to determine the relevant interest rate (or the relevant component part(s) thereof) for all relevant future payments of interest on the Series 2021B Junior Subordinated Notes (subject to the further operation of the provisions described in this section “Benchmark Discontinuation”).
Adjustment Spread
If the Independent Adviser determines in good faith (i) that an Adjustment Spread is required to be applied to the Successor Rate or the Alternative Rate (as the case may be) and (ii) the quantum of, or a formula or methodology for determining, such Adjustment Spread, then such Adjustment Spread shall be applied to the Successor Rate or the Alternative Rate (as the case may be) for each subsequent determination of a relevant interest rate (or a relevant component part thereof) by reference to such Successor Rate or Alternative Rate (as applicable).
Benchmark Conforming Changes
If any Successor Rate, Alternative Rate or Adjustment Spread is determined in accordance with the provisions described herein and the Independent Adviser determines in good faith (A) that amendments to the terms and conditions of the Series 2021B Junior Subordinated Notes are strictly necessary to ensure the proper operation of such Successor Rate, Alternative Rate and/or Adjustment Spread (such amendments, the “Benchmark Conforming Changes”) and (B) the terms of the Benchmark Conforming Changes, then the Company shall, subject to giving notice thereof as described below under “Notices”, without any requirement for the consent or approval of holders of the Series 2021B Junior Subordinated Notes, vary the terms and conditions of the Series 2021B Junior Subordinated Notes to give effect to such Benchmark Conforming Changes with effect from the date specified in such notice. In connection with any such variation in the terms and conditions of the Series 2021B Junior Subordinated Notes, the Company shall comply with applicable laws and the rules of any stock exchange on which the Series 2021B Junior Subordinated Notes are for the time being listed or admitted to trading.
Notices
The Company will promptly notify the Subordinated Note Indenture Trustee, the Calculation Agent, the Paying Agent and the holders of the Series 2021B Junior Subordinated Notes of any Successor Rate, Alternative Rate, Adjustment Spread and Benchmark Conforming Changes.
In no event shall the Subordinated Note Indenture Trustee, the Calculation Agent or the Paying Agent be responsible for determining any substitute for the Five-Year Swap Rate, for determining whether a Benchmark Event has occurred or for making any adjustments to any alternative benchmark or spread thereon or any other relevant methodology for calculating any such substitute or successor rate.
Any determination, decision or election that may be made by the Company or its designated Independent Adviser pursuant to this subsection “Benchmark Discontinuation,” including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, will be made in the Company’s or its designated Independent Adviser’s sole discretion and, notwithstanding anything to the contrary in any documentation relating to the Series 2021B Junior

Subordinated Notes, shall become effective without consent from the holders of the Series 2021B Junior Subordinated Notes or any other party. None of the Subordinated Note Indenture Trustee, the Calculation Agent, the Paying Agent or the common depositary will have any liability for any determination made by or on behalf of the Company or its designated Independent Adviser in connection with a Benchmark Event.
Fallback
Notwithstanding any of the foregoing discussion under “Benchmark Discontinuation,” no Successor Rate or Alternative Rate will be adopted, nor will the applicable Adjustment Spread or Benchmark Conforming Changes be applied, if and to the extent that, in the determination of the Company, the same could reasonably be expected to result in a Rating Agency Event.
If, following the occurrence of a Benchmark Event and in relation to the determination of the interest rate on the immediately following Reset Determination Date, no Independent Adviser has been appointed, no Successor Rate or Alternative Rate (as applicable) is determined by the Independent Adviser or no Successor Rate or Alternative Rate is adopted in accordance with the provisions of this subsection “Benchmark Discontinuation,” the Five-Year Swap Rate will continue to apply for the purpose of determining such interest rate on such Reset Determination Date and will be equal to the last Five-Year Swap Rate available on the Reset Screen Page as determined by the Calculation Agent, or, in the case of the First Reset Date, the rate of -0.294% per annum (the euro mid-market swap reference rate for a term of five years at the time of pricing of the Series 2021B Junior Subordinated Notes).
Definitions
“Adjustment Spread” means either a spread (which may be positive or negative), or the formula or methodology for calculating a spread, in either case, which the Independent Adviser determines and which is required to be applied to the Successor Rate or the Alternative Rate (as the case may be) to reduce or eliminate, to the fullest extent reasonably practicable in the circumstances, any economic prejudice or benefit (as the case may be) to holders of the Series 2021B Junior Subordinated Notes as a result of the replacement of the Original Reference Rate with the Successor Rate or the Alternative Rate (as the case may be) and is the spread, formula or methodology which:
(i)in the case of a Successor Rate, is formally recommended, or formally provided as an option for parties to adopt, in relation to the replacement of the Original Reference Rate with the Successor Rate by any Relevant Nominating Body;
(ii)in the case of an Alternative Rate (or in the case of a Successor Rate where (i) above does not apply), is in customary market usage in the international debt capital markets for transactions which reference the Original Reference Rate, where such rate has been replaced by the Alternative Rate (or, as the case may be, the Successor Rate); or
(iii)if no such recommendation or option has been made (or made available), or the Independent Adviser determines there is no such spread, formula or methodology in customary market usage, the Independent Adviser, acting in good faith, determines to be appropriate.
“Alternative Rate” means, in the absence of Successor Rate, an alternative benchmark or screen rate that the Independent Adviser determines as described herein is customary market usage in the international debt capital markets for the purposes of determining rates of interest (or the relevant component part thereof) for a commensurate interest period (if there is such a customary market usage at such time) and in the same currency as the Series 2021B Junior Subordinated Notes.
“Benchmark Event” means, with respect to the Original Reference Rate:
(i)              the Original Reference Rate ceasing to be published for a period of at least five Business Days or ceasing to exist;
(ii)             the later of (a) the making of a public statement by the administrator of the Original Reference Rate that it will, on or before a specified date, cease publishing the Original Reference Rate permanently or indefinitely (in circumstances where no successor administrator has been appointed that will continue publication of the Original Reference Rate) and (b) the date falling six months prior to the specified date referred to in (ii)(a);
(iii)             the making of a public statement by the supervisor of the administrator of the Original Reference Rate that the Original Reference Rate has been permanently or indefinitely discontinued;
(iv)             the later of (a) the making of a public statement by the supervisor of the administrator of the Original Reference Rate that the Original Reference Rate will, on or before a specified date, be permanently or indefinitely discontinued and (b) the date falling six months prior to the specified date referred to in (iv)(a);

(v)             the making of a public statement by the supervisor of the administrator of the Original Reference Rate that means the Original Reference Rate will be prohibited from being used or that its use will be subject to restrictions or adverse consequences, in each case within the following six months;
(vi)              it has, or will prior to the next Reset Determination Date, become unlawful for the Company, the party responsible for determining the interest rate (being the Calculation Agent) or any Paying Agent to calculate any payment due to be made to any holder of a Series 2021B Junior Subordinated Note using the Original Reference Rate (including, without limitation, under Regulation (EU) 2016/1011 (the “Benchmarks Regulation”), if applicable);
(vii)              that a decision to withdraw the authorization or registration pursuant to Article 35 of the Benchmarks Regulation of any benchmark administrator previously authorized to publish such Original Reference Rate has been adopted; or
(viii)the making of a public statement by the supervisor of the administrator of the Original Reference Rate that, in the view of such supervisor, such Original Reference Rate is no longer representative of an underlying market or its methodology has materially changed.
“Independent Adviser” means an independent financial institution of international repute or an independent adviser of recognized standing with appropriate expertise, appointed by the Company at its own expense as described herein.
“Original Reference Rate” means the Five-Year Swap Rate.
“Relevant Nominating Body” means, in respect of a benchmark or screen rate (as applicable):
(i)the central bank for the currency to which the benchmark or screen rate (as applicable) relates, or any central bank or other supervisory authority which is responsible for supervising the administrator of the benchmark or screen rate (as applicable); or
(ii)any working group or committee sponsored by, chaired or co-chaired by or constituted at the request of (a) the central bank for the currency to which the benchmark or screen rate (as applicable) relates, (b) any central bank or other supervisory authority which is responsible for supervising the administrator of the benchmark or screen rate (as applicable), (c) a group of the aforementioned central banks or other supervisory authorities or (d) the Financial Stability Board or any part thereof.
“Successor Rate” means a successor to or replacement of the Original Reference Rate that is formally recommended by any Relevant Nominating Body. If, following a Benchmark Event, more than one successor or replacement rates are recommended by any Relevant Nominating Body, the Independent Adviser will determine, among those successor or replacement rates, the one that is the most appropriate, taking into consideration, without limitation, the particular features of the Series 2021B Junior Subordinated Notes.
Option to Defer Interest Payments
So long as no Event of Default under the Subordinated Note Indenture has occurred and is continuing, at the Company’s option, it may, on one or more occasions, defer payment of all or part of the current and accrued interest otherwise due on the Series 2021B Junior Subordinated Notes by extending the interest payment period for up to 10 consecutive years (each period, commencing on the date that the first such interest payment would otherwise have been made, an “Optional Deferral Period”). A deferral of interest payments may not extend beyond the maturity date of the Series 2021B Junior Subordinated Notes or end on a day other than an Interest Payment Date. Any deferred interest on the Series 2021B Junior Subordinated Notes will accrue additional interest at the rate then applicable to the Series 2021B Junior Subordinated Notes from the applicable Interest Payment Date to the date of payment, compounded annually (such deferred interest and additional interest accrued thereon, “Additional Interest”), to the extent permitted under applicable law. No interest will be due and payable on the Series 2021B Junior Subordinated Notes until the end of an Optional Deferral Period, except upon a redemption of the Series 2021B Junior Subordinated Notes during such Optional Deferral Period.
At the end of an Optional Deferral Period or on any redemption date, the Company will be obligated to pay all accrued and unpaid interest, including any Additional Interest. Once the Company pays all accrued and unpaid interest payments on the Series 2021B Junior Subordinated Notes, including any Additional Interest, the Company can again defer interest payments on the Series 2021B Junior Subordinated Notes as described above, but not beyond the maturity date of the Series 2021B Junior Subordinated Notes.

The Company is required to provide to the Subordinated Note Indenture Trustee written notice of any optional deferral of interest at least 10 and not more than 60 Business Days prior to the earlier of (1) the next applicable Interest Payment Date or (2) the date, if any, upon which it is required to give notice of such Interest Payment Date or the record date therefor to the New York Stock Exchange or any applicable self-regulatory organization. In addition, the Company is required to deliver to the Subordinated Note Indenture Trustee an officers’ certificate stating that no default or Event of Default shall have occurred and be continuing. Subject to receipt of the officers’ certificate, the Subordinated Note Indenture Trustee is required to promptly forward such notice to each holder of record of the Series 2021B Junior Subordinated Notes.
Certain Limitations During an Optional Deferral Period
During an Optional Deferral Period, subject to the exceptions noted below, the Company shall not:
•declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock, or
•make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank equally with or junior to the Series 2021B Junior Subordinated Notes.
None of the foregoing, however, shall restrict:
•any of the actions described in the preceding sentence resulting from any reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock;
•the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;
•dividends, payments or distributions payable in shares of capital stock;
•redemptions, purchases or other acquisitions of shares of capital stock in connection with any employment contract, incentive plan, benefit plan or other similar arrangement of the Company or any of its subsidiaries or in connection with a dividend reinvestment or stock purchase plan; or
•any declaration of a dividend in connection with implementation of any stockholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption, repurchase or other acquisition of any such rights pursuant thereto.
Optional Redemption
The Company may redeem, upon not less than 15 nor more than 60 days’ notice, in whole but not in part, the Series 2021B Junior Subordinated Notes (i) on any date during the period commencing on (and including) June 15, 2027 (the “First Par Call Date”) to (and including) the First Reset Date (such period, the “First Par Call Period”) and (ii) on any Interest Payment Date falling thereafter (any such date, together with each date in the First Par Call Period, a “Par Call Date”), in each case, at a redemption price equal to 100% of the outstanding principal amount of Series 2021B Junior Subordinated Notes plus accrued and unpaid interest (including any Additional Interest) to but not including the redemption date.
In addition, on any date other than a Par Call Date, the Series 2021B Junior Subordinated Notes will be subject to redemption at the option of the Company, in whole but not in part, at any time upon not less than 15 nor more than 60 days’ notice, at a redemption price equal to the greater of (i) 100% of the principal amount of the Series 2021B Junior Subordinated Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal of and interest on the Series 2021B Junior Subordinated Notes being redeemed (not including any portion of such payments of interest accrued to the redemption date) from the redemption date to the next Par Call Date discounted (for purposes of determining present value) to but not including the redemption date on an ACTUAL/ACTUAL (ICMA) day count basis at the applicable Comparable Government Bond Rate (as defined herein) plus 40 basis points, plus, in each case, accrued and unpaid interest (including any Additional Interest) on the Series 2021B Junior Subordinated Notes being redeemed to but not including the redemption date.
“Comparable Government Bond Rate” means the yield to maturity, expressed as a percentage (rounded to three decimal places, with 0.0005 being rounded upwards), on the third Business Day prior to the date fixed for redemption, of the Comparable Government Bond (as defined below) on the basis of the middle market price of the Comparable Government Bond prevailing at 11:00 a.m. (Frankfurt time) on such Business Day as determined by an independent investment bank selected by the Company.
“Comparable Government Bond” means, in relation to any Comparable Government Bond Rate calculation, at the discretion of an independent investment bank selected by the Company, a bond that is a direct obligation of the Federal Republic of Germany (“German government bond”), whose maturity is closest to the next Par Call Date, or if such independent investment bank in its discretion determines that such similar bond is not in issue, such other German government bond as such independent investment bank may, with the advice of three brokers of, and/or market makers in, German government bonds selected by the Company, determine to be appropriate for determining the Comparable Government Bond Rate.
Any redemption of the Series 2021B Junior Subordinated Notes may be conditioned upon the occurrence of one or more conditions precedent.
If notice of redemption is given as aforesaid, the Series 2021B Junior Subordinated Notes so to be redeemed will, on the redemption date (subject, in the case of a conditional redemption, to the satisfaction of all conditions precedent), become due and payable at the redemption price together with any accrued and unpaid interest thereon (including any Additional Interest), and from and after such date (unless the Company has defaulted in the payment of the redemption price and accrued interest) such Series 2021B Junior Subordinated Notes shall cease to bear interest. If any Series 2021B Junior Subordinated Note called for redemption shall not be paid upon surrender thereof for redemption, the principal shall, until paid, bear interest from the redemption date at the rate then applicable to the Series 2021B Junior Subordinated Notes. See “Description of the Junior Subordinated Notes—Events of Default” in the accompanying Prospectus.
The Company may also redeem the Series 2021B Junior Subordinated Notes (i) in whole, but not in part, if certain changes in tax laws, regulations or interpretations occur, at the redemption price and under the circumstances described below under “—Right to Redeem Upon Tax Deductibility Event” and “—Right to Redeem Upon Tax Withholding Event,” (ii) in whole, but not in part, if a rating agency makes certain changes in the equity credit criteria for securities such as the Series 2021B Junior Subordinated Notes, at the redemption price and under the circumstances described below under “—Right to Redeem Upon Rating Agency Event” and (iii) in whole, but not in part, if the Company has made certain repurchases of the Series 2021B Junior Subordinated Notes, at the redemption price and under the circumstances described below under “—Right to Redeem Upon Substantial Repurchase Event.”
Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), the Company or its affiliates may, at any time and from time to time, purchase outstanding Series 2021B Junior Subordinated Notes by tender, in the open market or by private agreement.
Right to Redeem Upon Tax Deductibility Event
The Company may redeem, upon not less than 15 nor more than 60 days’ notice, in whole but not in part, the Series 2021B Junior Subordinated Notes following the occurrence of a Tax Deductibility Event (as defined below), at any time:
•where such redemption occurs prior to the First Par Call Date, at a redemption price equal to 101% of the principal amount plus accrued and unpaid interest (including any Additional Interest) to but not including the redemption date; and
•where such redemption occurs on or after the First Par Call Date, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest (including any Additional Interest) to but not including the redemption date.
A “Tax Deductibility Event” happens when the Company has received an opinion of counsel experienced in tax matters that, as a result of:
•any amendment to, clarification of, or change, including any announced prospective change, in the laws or treaties of the United States or any of its political subdivisions or taxing authorities, or any regulations under those laws or treaties;
•an administrative action, which means any judicial decision or any official administrative pronouncement, ruling, regulatory procedure, notice or announcement including any notice or announcement of intent to issue or adopt any administrative pronouncement, ruling, regulatory procedure or regulation;
•any amendment to, clarification of, or change in the official position or the interpretation of any administrative action or judicial decision or any interpretation or pronouncement that provides for a position with respect to an administrative action or judicial decision that differs from the previously generally accepted position, in each case by any legislative body, court, governmental authority or regulatory body, regardless of the time or manner in which that amendment, clarification or change is introduced or made known; or
•a threatened challenge asserted in writing in connection with the Company’s audit or an audit of any of its subsidiaries, or a publicly-known threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Series 2021B Junior Subordinated Notes, which amendment, clarification or change is effective or the administrative action is taken or judicial decision, interpretation or pronouncement is issued or threatened challenge is asserted or becomes publicly known after the date of the original issuance of the Series 2021B Junior Subordinated Notes, there is more than an insubstantial risk that interest payable by the Company on the Series

2021B Junior Subordinated Notes is not deductible, or within 90 days would not be deductible, in whole or in part, by the Company for United States federal income tax purposes.
Right to Redeem Upon Rating Agency Event
The Company may redeem, upon not less than 15 nor more than 60 days’ notice, in whole but not in part, the Series 2021B Junior Subordinated Notes following the occurrence of a Rating Agency Event (as defined below), at any time:
•where such redemption occurs prior to the First Par Call Date, at a redemption price equal to 101% of the principal amount plus accrued and unpaid interest (including any Additional Interest) to but not including the redemption date; and
•where such redemption occurs on or after the First Par Call Date, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest (including any Additional Interest) to but not including the redemption date.
“Rating Agency Event” means a change to the methodology or criteria that were employed by an applicable nationally recognized statistical rating organization (each, a “Rating Agency”) for purposes of assigning equity credit to securities such as the Series 2021B Junior Subordinated Notes on the date of original issuance of the Series 2021B Junior Subordinated Notes, and as a result of which change, either: (i) the Series 2021B Junior Subordinated Notes would no longer be eligible for the same or a higher category of “equity credit” or such similar nomenclature as may be used by that Rating Agency from time to time to describe the degree to which the terms of an instrument are supportive of the Company’s senior obligations (the “equity credit”), attributed to the Series 2021B Junior Subordinated Notes at the date of issue of the Series 2021B Junior Subordinated Notes, or if “equity credit” is not assigned on the date of issue of the Series 2021B Junior Subordinated Notes by such Rating Agency, at the date when the equity credit is assigned for the first time by such Rating Agency (a “Loss in Equity Credit”) (this also applies if the Series 2021B Junior Subordinated Notes have been partially or fully re-financed since the date of issue of the Series 2021B Junior Subordinated Notes (or the date when the equity credit is assigned for the first time by such Rating Agency, as the case may be) and a Loss in Equity Credit would have also occurred as a result of such change had the Series 2021B Junior Subordinated Notes not been re-financed), or (ii) the period of time the Series 2021B Junior Subordinated Notes are eligible for the same or a higher category of equity credit attributed to the Series 2021B Junior Subordinated Notes at the date of issue of the Series 2021B Junior Subordinated Notes (or the date when the equity credit is assigned for the first time by such Rating Agency, as the case may be) is being shortened.
Right to Redeem Upon Tax Withholding Event
If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated under the laws) of the United States (or any taxing authority in the United States), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after the date of this Prospectus Supplement, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay additional amounts as described herein under the heading “—Payment of Additional Amounts” with respect to the Series 2021B Junior Subordinated Notes (a “Tax Withholding Event”), then the Company may at any time at its option redeem, in whole, but not in part, the Series 2021B Junior Subordinated Notes on not less than 15 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the outstanding principal amount of the Series 2021B Junior Subordinated Notes, together with accrued and unpaid interest thereon (including any Additional Interest) to but not including the redemption date.
Right to Redeem Upon Substantial Repurchase Event
If the Company has repurchased Series 2021B Junior Subordinated Notes equal to or in excess of 75% of the initial aggregate principal amount of the Series 2021B Junior Subordinated Notes (a “Substantial Repurchase Event”), then the Company may at any time at its option redeem, in whole, but not in part, the remaining Series 2021B Junior Subordinated Notes on not less than 15 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the outstanding principal amount of the Series 2021B Junior Subordinated Notes, together with accrued and unpaid interest thereon (including any Additional Interest) to but not including the redemption date.
Replacement Intention
In the event the Company redeems or repurchases any of the Series 2021B Junior Subordinated Notes, the Company intends (without thereby assuming any legal obligation) to do so only to the extent the aggregate redemption or purchase price is equal to or less than the net proceeds, if any, received by the Company from new issuances during the period from the issuance of the Series 2021B Junior Subordinated Notes to the date of such redemption or purchase of securities which are assigned by S&P Global Ratings, a division of S&P Global Inc. (“S&P”), at the time of sale or issuance, an aggregate equity credit that is equal to or greater than the equity credit assigned to the Series 2021B Junior Subordinated Notes to be redeemed or repurchased (but taking into account any changes in hybrid capital methodology or another relevant methodology or the interpretation thereof since the issuance of the Series 2021B Junior Subordinated Notes), unless:

•the issuer credit rating assigned by S&P to the Company is at least as high as the rating assigned on the date of issuance of the Series 2021B Junior Subordinated Notes or, if the Company subsequently issues additional hybrid securities (excluding any refinancing that does not result in a net additional issuance), the date when the most recent additional hybrid security was so issued by the Company (or such similar nomenclature then used by S&P) and the Company is of the view that such rating would not fall below this level as a result of the redemption or repurchase;
•in the case of a repurchase or redemption, such repurchase or redemption is, taken together with repurchases or redemptions of the Company’s other hybrid securities, (i) in any period of 12 consecutive months, of less than 10% of the aggregate principal amount of the Company’s hybrid securities, or (ii) in any period of 10 consecutive years, of less than 25% of the aggregate principal amount of the Company’s hybrid securities; provided that such repurchase or redemption has no materially negative effect on the Company’s credit profile;
•the redemption is pursuant to a Tax Deductibility Event, a Tax Withholding Event or a Rating Agency Event;
•the Series 2021B Junior Subordinated Notes are not assigned any “equity credit” (or such similar nomenclature then used by S&P) at the time of the redemption or repurchase;
•the redemption or repurchase occurs on or after the Second Step-Up Date; or
•if the replacement would cause the outstanding hybrid securities issued by the Company which are assigned “equity credit” by S&P to exceed the maximum aggregate amount of hybrid securities which S&P, under its then prevailing methodology, would assign “equity credit” to the Company.
Payment of Additional Amounts
The Company will, subject to the exceptions and limitations set forth below, pay as additional interest on the Series 2021B Junior Subordinated Notes such additional amounts as are necessary in order that the net payment by the Company of the principal of and interest on the Series 2021B Junior Subordinated Notes to a holder who is not a United States person (as defined herein), after withholding or deduction for any present or future tax, assessment or other governmental charge imposed by the United States or a taxing authority in the United States (including any withholding or deduction with respect to the payment of such additional amounts), will not be less than the amount provided in the Series 2021B Junior Subordinated Notes to be then due and payable; provided, however, that the foregoing obligation to pay additional amounts shall not apply:
(1)to any tax, assessment or other governmental charge that is imposed by reason of the holder (or the beneficial owner for whose benefit such holder holds such Series 2021B Junior Subordinated Note), or a fiduciary, settlor, beneficiary, member or shareholder of the holder or beneficial owner if the holder or beneficial owner is an estate, trust, partnership, corporation or other entity, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:
(a)being or having been engaged in a trade or business in the United States or having or having had a permanent establishment in the United States;
(b)having a current or former connection with the United States (other than a connection arising solely as a result of the ownership of the Series 2021B Junior Subordinated Notes, the receipt of any payment thereon or the enforcement of any rights thereunder), including being or having been a citizen or resident of the United States;
(c)being or having been a personal holding company, a passive foreign investment company or a controlled foreign corporation for United States federal income tax purposes or a corporation that has accumulated earnings to avoid United States federal income tax;
(d)being or having been a “10-percent shareholder” of the Company as defined in Section 871(h)(3) of the United States Internal Revenue Code of 1986, as amended (the “Code”), or any successor provision; or
(e)being a bank receiving payments on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;
(2)to any holder that is not the sole beneficial owner of the Series 2021B Junior Subordinated Notes, or a portion of the Series 2021B Junior Subordinated Notes, or that is a fiduciary, partnership or limited liability company, but only to the extent that a beneficial owner with respect to the holder, a beneficiary or settlor with respect to the fiduciary, or a beneficial owner or member of the partnership or limited liability company would not have been entitled to the payment of such additional amounts had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3)to any tax, assessment or other governmental charge that would not have been imposed but for the failure of the holder or any other person to comply with certification, identification or information reporting requirements concerning the nationality, residence, identity or connection with the United States of such holder or other person, if compliance is required by statute, by regulation of the United States or any taxing authority therein or by an applicable income tax treaty to which the United States is a party as a precondition to exemption from, or reduction in, such tax, assessment or other governmental charge;
(4)to any tax, assessment or other governmental charge that is imposed otherwise than by withholding by the Company or a paying agent from payments on the Series 2021B Junior Subordinated Notes;
(5)to any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;
(6)to any estate, inheritance, gift, sales, excise, transfer, wealth, capital gains or personal property tax or similar tax, assessment or other governmental charge;
(7)to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on any Series 2021B Junior Subordinated Note, if such payment can be made without such withholding by at least one other paying agent;
(8)to any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of any Series 2021B Junior Subordinated Note, where presentation is required, for payment on a date more than 30 days after the date on which payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;
(9)to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the beneficial owner being a bank (i) purchasing the Series 2021B Junior Subordinated Notes in the ordinary course of its lending business or (ii) that is neither (A) buying the Series 2021B Junior Subordinated Notes for investment purposes only nor (B) buying the Series 2021B Junior Subordinated Notes for resale to a third-party that either is not a bank or holding the Series 2021B Junior Subordinated Notes for investment purposes only;
(10)to any tax, assessment or other governmental charge imposed under Sections 1471 through 1474 of the Code (or any amended or successor provisions), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such sections of the Code; or
(11)in the case of any combination of items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (10).
The Series 2021B Junior Subordinated Notes are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation applicable to the Series 2021B Junior Subordinated Notes. Except as specifically provided under this heading, the Company will not be required to make any payment for any tax, assessment or other governmental charge imposed by any government or a political subdivision or taxing authority of or in any government or political subdivision.
As used under this heading and under the heading “Right to Redeem Upon Tax Withholding Event,” the term “United States” means the United States of America (including the states of the United States and the District of Columbia and any political subdivision thereof) and the term “United States person” means (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or (iv) a trust (a) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (b) that was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust.
Any reference to amounts payable in respect of the Series 2021B Junior Subordinated Notes herein or in the Subordinated Note Indenture shall be deemed to include any additional amounts which may be payable as described above.
Ranking
The Company’s payment obligations under the Series 2021B Junior Subordinated Notes will be unsecured and will rank junior and be subordinated in right of payment and upon liquidation to all of its Senior Indebtedness, whether presently existing or from time to time hereafter incurred, created, assumed or existing. See “Description of the Junior Subordinated Notes—Subordination” in the accompanying Prospectus.
Events of Default
The following are the “Events of Default” with respect to the Series 2021B Junior Subordinated Notes, which are modified from the events of default described in the accompanying Prospectus:
•failure to pay principal of, or premium, if any, on or interest on the Series 2021B Junior Subordinated Notes when due at maturity or earlier redemption;
•failure to pay interest on the Series 2021B Junior Subordinated Notes (including Additional Interest) when due and payable (other than at maturity or upon earlier redemption) that continues for 30 days (subject to the Company’s right to optionally defer interest payments); or
•certain events of bankruptcy, insolvency or reorganization involving the Company.
With respect to the Series 2021B Junior Subordinated Notes, the term “Default” means the following event: default in the performance or breach of any covenant or warranty of the Company in the Subordinated Note Indenture (other than (i) a covenant or warranty a default in whose performance or whose breach is addressed in the preceding paragraph or (ii) certain other covenants and warranties inapplicable to the Series 2021B Junior Subordinated Notes), and continuance of such default or breach for a period of 90 days after specified written notice to the Company by the Subordinated Note Indenture Trustee, or to the Company and the Subordinated Note Indenture Trustee by the holders of at least 25% in principal amount of the outstanding Series 2021B Junior Subordinated Notes.
Upon the occurrence and continuance of a Default, the Subordinated Note Indenture Trustee and the holders of the Series 2021B Junior Subordinated Notes will have the same rights and remedies, and will be subject to the same limitations, restrictions, protections and exculpations, and the Company will be subject to the same obligations and restrictions, in each case, as would apply if such Default was an Event of Default or an event which after notice or lapse of time or both would become an Event of Default; provided that the principal of and accrued interest on the Series 2021B Junior Subordinated Notes may not be declared immediately due and payable by reason of the occurrence and continuation of a Default, and any notice of declaration or acceleration based on such Default will be null and void with respect to the Series 2021B Junior Subordinated Notes; provided further that in case a Default has occurred and is continuing, the Subordinated Note Indenture Trustee will not be subject to the requirement to exercise, with respect to the Series 2021B Junior Subordinated Notes, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs, unless an Event of Default has occurred and is continuing.
Agreement by Holders to Certain Tax Treatment
Each holder of the Series 2021B Junior Subordinated Notes will, by accepting the Series 2021B Junior Subordinated Notes or a beneficial interest therein, be deemed to have agreed that the holder intends that the Series 2021B Junior Subordinated Notes constitute debt and will treat the Series 2021B Junior Subordinated Notes as debt for United States federal, state and local tax purposes.
Issuance in Euro
Initial holders will be required to pay for the Series 2021B Junior Subordinated Notes in euro, and all payments of interest and principal, including payments made upon any redemption of the Series 2021B Junior Subordinated Notes, will be payable in euro. If, on or after the date of issue of the Series 2021B Junior Subordinated Notes, the Company is unable to obtain euro in amounts sufficient to make a required payment under the Series 2021B Junior Subordinated Notes due to the imposition of exchange controls or other circumstances beyond the Company’s control (including the dissolution of the European Monetary Union) or if the euro is no longer being used by the then member states of the European Monetary Union that have adopted the euro as their currency or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of the Series 2021B Junior Subordinated Notes will be made in U.S. dollars until the euro is again available to the Company or so used. In such circumstances, the amount payable on any date in euro will be converted into U.S. dollars at the rate mandated by the U.S. Federal Reserve Board as of the close of business on the second Business Day prior to the relevant payment date or, in the event the U.S. Federal Reserve Board has not mandated a rate of conversion, on the basis of the then most recent U.S. dollar/euro exchange rate available on or prior to the second Business Day prior to the relevant payment date as determined by the Company in its sole discretion. Any payment in respect of the Series 2021B Junior Subordinated Notes so made in U.S. dollars will not constitute an Event of Default under the Series 2021B Junior Subordinated Notes or the Subordinated Note Indenture. The Subordinated Note

Indenture Trustee, the Calculation Agent and the Paying Agent shall have no responsibility for any calculation or conversion in connection with the foregoing.
Investors will be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them. See “Risk Factors.”
Information Concerning the Paying Agent, the Calculation Agent, the Transfer Agent and the Registrar
The Company has initially appointed Elavon Financial Services DAC, UK Branch, to act as Paying Agent and Calculation Agent for the Series 2021B Junior Subordinated Notes and U.S. Bank National Association to act as transfer agent and registrar for the Series 2021B Junior Subordinated Notes. The office of the Paying Agent is currently located at 125 Old Broad Street, London EC2N 1AR, United Kingdom. The Company and certain of its affiliates maintain deposit accounts and banking relationships with U.S. Bank National Association, an affiliate of Elavon Financial Services DAC, UK Branch. U.S. Bank National Association, an affiliate of Elavon Financial Services Limited, UK Branch, also serves as trustee under certain indentures pursuant to which securities of certain affiliates of the Company are outstanding.
Book-Entry Procedures
The Company has obtained the information in this section concerning Clearstream and Euroclear and their book-entry systems and procedures from sources that the Company believes to be reliable. The Company takes no responsibility for an accurate portrayal of this information. In addition, the description of the clearing systems in this section reflects the Company’s understanding of the rules and procedures of Clearstream and Euroclear as they are currently in effect. Those clearing systems could change their rules and procedures at any time.
Global Clearance and Settlement
The Series 2021B Junior Subordinated Notes will be issued in the form of one or more global notes (the “Euro Global Notes”) in fully registered form, without coupons, and will be deposited with, or on behalf of, a common depositary, and registered in the name of the nominee of the common depositary, for, and in respect of interests held through, Euroclear and Clearstream. Except as described herein, certificates will not be issued in exchange for beneficial interests in the Euro Global Notes.
Except as set forth below, the Euro Global Notes may be transferred, in whole and not in part, only to Euroclear or Clearstream or their respective nominees.
Beneficial interests in the Euro Global Notes will be represented, and transfers of such beneficial interests will be effected, through accounts of financial institutions acting on behalf of beneficial owners as direct or indirect participants in Euroclear or Clearstream. Those beneficial interests will be in denominations of €100,000 and integral multiples of €1,000 in excess thereof. Investors may hold Series 2021B Junior Subordinated Notes directly through Euroclear or Clearstream, if they are participants in such systems, or indirectly through organizations that are participants in such systems. It is possible that the clearing systems may process trades that could result in amounts being held in denominations smaller than the minimum denominations. If definitive Series 2021B Junior Subordinated Notes are required to be issued in relation to such Series 2021B Junior Subordinated Notes in accordance with the provisions of the relevant Euro Global Notes, a holder who does not have the minimum denomination or a multiple of €1,000 in excess thereof in its account with the relevant clearing system at the relevant time may not receive all of its entitlement in the form of definitive Series 2021B Junior Subordinated Notes unless and until such time as its holding satisfies the minimum denomination requirement.
So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the Euro Global Notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the Series 2021B Junior Subordinated Notes represented by such Euro Global Notes for all purposes under the Subordinated Note Indenture and the Series 2021B Junior Subordinated Notes. Payments of principal, interest and premium and additional amounts, if any, in respect of the Euro Global Notes will be made to Euroclear, Clearstream or such nominee, as the case may be, as registered holder thereof.
The Company has been advised by Clearstream and Euroclear, respectively, as follows:
Clearstream
Clearstream has advised that it is incorporated under the laws of Luxembourg and licensed as a bank and professional depositary. Clearstream holds securities for its participating organizations and facilitates the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally-traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream has established an electronic bridge with the Euroclear Operator (as defined herein to facilitate the settlement of trades between the nominees of Clearstream and Euroclear. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream participant, either directly or indirectly.
Distributions with respect to Series 2021B Junior Subordinated Notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures.
Euroclear
Euroclear has advised that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the Underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants, and has no records of or relationship with persons holding through Euroclear participants.
Distributions with respect to the Series 2021B Junior Subordinated Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with the Terms and Conditions.
Euroclear and Clearstream Arrangements
So long as Euroclear or Clearstream or their nominee or their common depositary is the registered holder of the Euro Global Notes, Euroclear, Clearstream or such nominee, as the case may be, will be considered the sole owner or holder of the Series 2021B Junior Subordinated Notes represented by the Euro Global Notes for all purposes under the Subordinated Note Indenture and the Series 2021B Junior Subordinated Notes. Payments of principal, interest (including Additional Interest) and premium and additional amounts, if any, in respect of the Euro Global Notes will be made to Euroclear, Clearstream, such nominee or such common depositary, as the case may be, as registered holder thereof. None of the Company, the Subordinated Note Indenture Trustee, the Paying Agent, any Underwriter or any affiliate of any of the above or any person by whom any of the above is controlled (as such term is defined in the Securities Act of 1933, as amended (the “1933 Act”)) will have any responsibility or liability for any records relating to or payments made on account of beneficial ownership interests in the Euro Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.
Distributions of principal, premium and additional amounts, if any, and interest (including Additional Interest) with respect to the Euro Global Notes will be credited in euro to the extent received by Euroclear or Clearstream from the Paying Agent to the cash accounts of Euroclear or Clearstream customers in accordance with the relevant system’s rules and procedures.
Because Euroclear and Clearstream can act only on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having an interest in the Euro Global Notes to pledge such interest to persons or entities which do not participate in the relevant clearing system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate in respect of such interest.
Initial Settlement
The Company understands that investors that hold their Series 2021B Junior Subordinated Notes through Clearstream or Euroclear accounts will follow the settlement procedures that are applicable to conventional eurobonds in registered form. Subject to applicable procedures of Clearstream and Euroclear, Series 2021B Junior Subordinated Notes will be credited to the securities custody accounts of Clearstream and Euroclear participants on the business day (for purposes of this section, “Book-Entry Procedures,” a day on which Clearstream and Euroclear are open for business) following the settlement date, for value on the settlement date.
Secondary Market Trading
Because the purchaser determines the place of delivery, it is important to establish at the time of trading of any Series 2021B Junior Subordinated Notes where both the purchaser’s and the seller’s accounts are located to ensure that settlement can be made on the desired value date.
The Company understands that secondary market trading between Clearstream and/or Euroclear participants will occur in the ordinary way following the applicable rules and operating procedures of Clearstream and Euroclear. Secondary market trading will be settled using procedures applicable to conventional eurobonds in global registered form.
Investors should be aware that they will be able to make and receive deliveries, payments and other communications involving the Series 2021B Junior Subordinated Notes through Clearstream and Euroclear only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.
In addition, because of time-zone differences, there may be problems with completing transactions involving Clearstream and Euroclear on the same business day as in the United States. U.S. investors who wish to transfer their interests in the Series 2021B Junior Subordinated Notes, or to make or receive a payment or delivery of the Series 2021B Junior Subordinated Notes, on a particular day, may find that the transactions will not be performed until the next business day in Luxembourg or Brussels, depending on whether Clearstream or Euroclear is used.
Clearstream or Euroclear will credit payments to the cash accounts of Clearstream customers or Euroclear participants, as applicable, in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Clearstream or the Euroclear Operator, as the case may be, will take any other action permitted to be taken by a holder under the Subordinated Note Indenture on behalf of a Clearstream customer or Euroclear participant only in accordance with its relevant rules and procedures.
Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of the Series 2021B Junior Subordinated Notes among participants of Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may discontinue those procedures at any time.
Certificated Series 2021B Junior Subordinated Notes
Subject to certain conditions, the Series 2021B Junior Subordinated Notes represented by the Euro Global Notes are exchangeable for certificated Series 2021B Junior Subordinated Notes in definitive form of like tenor in minimum denominations of €100,000 principal amount and integral multiples of €1,000 in excess thereof if:
(1)the common depositary provides notification that it is unwilling, unable or no longer qualified to continue as depositary for the Euro Global Notes and a successor is not appointed within 90 days;
(2)the Company in its sole discretion at any time determines not to have all of the Series 2021B Junior Subordinated Notes represented by the Euro Global Notes; or
(3)an Event of Default with respect to the Series 2021B Junior Subordinated Notes has occurred and is continuing.
Any Series 2021B Junior Subordinated Note that is exchangeable as above is exchangeable for certificated Series 2021B Junior Subordinated Notes issuable in authorized denominations and registered in such names as the common depositary shall direct. Subject to the foregoing, a Euro Global Note is not exchangeable, except for a global Series 2021B Junior Subordinated Note of the same aggregate denomination to be registered in the name of the common depositary (or its nominee).
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a general discussion of the material United States federal income tax considerations relevant to the acquisition, ownership and disposition of the Series 2021B Junior Subordinated Notes, and insofar as it relates to matters of United States federal income tax law and regulations or legal conclusions with respect thereto, constitutes the opinion of the Company’s tax counsel, Troutman Pepper Hamilton Sanders LLP. Except where noted, this discussion only applies to Series 2021B Junior Subordinated Notes that are held as capital assets by holders who purchase the Series 2021B Junior Subordinated Notes upon their original issuance at the original offering price. This discussion does not describe all of the material tax considerations that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as certain financial institutions, regulated investment companies, real estate investment trusts, banks, insurance companies, tax-exempt entities, certain former citizens or residents of the United States, dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, partnerships and other pass-through entities (and persons holding the Series 2021B Junior Subordinated Notes through a partnership or other pass-through entity), holders whose functional currency is not the United States dollar, passive foreign investment companies, controlled foreign corporations and corporations that accumulate earnings to avoid United States federal income tax, or persons holding the Series 2021B Junior Subordinated Notes as part of a hedge, straddle or other integrated transaction. In addition, this discussion does not address the effect of any state, local, foreign or other tax laws or any United States federal estate, gift or alternative minimum tax considerations. This discussion is based upon the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as in effect on the date hereof, and all of which are subject to change or differing interpretations, possibly with retroactive effect, so as to result in United States federal income tax consequences different from those discussed below.
As used in this Prospectus Supplement, the term “United States Holder” means a beneficial owner of a Series 2021B Junior Subordinated Note that is for United States federal income tax purposes:
•an individual citizen or resident of the United States;
•a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate the income of which is subject to United States federal income taxation regardless of its source; or
•a trust (i) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) that was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust.
The term “Non-United States Holder” means a beneficial owner of a Series 2021B Junior Subordinated Note that is neither a United States Holder nor a partnership (or other pass-through entity).
If a partnership (or other entity or arrangement treated as a partnership) holds Series 2021B Junior Subordinated Notes, the tax treatment of the partnership and its partners will generally depend on the status of the partner and the activities of the partnership and its partners. If a holder of Series 2021B Junior Subordinated Notes is a partnership or a partner in such a partnership, such holder should consult with its own tax advisors regarding the United States federal income tax considerations of the purchase, ownership and disposition of Series 2021B Junior Subordinated Notes.
Persons considering purchasing the Series 2021B Junior Subordinated Notes should consult their own tax advisors regarding the United States federal income tax considerations relating to the purchase, ownership and disposition of the Series 2021B Junior Subordinated Notes in light of their particular circumstances, as well as the effect of any state, local, foreign or other tax laws.
Classification of the Series 2021B Junior Subordinated Notes as Indebtedness
The determination of whether a security should be classified as indebtedness or equity for United States federal income tax purposes requires a judgment based on all relevant facts and circumstances. There is no statutory, judicial or administrative authority that directly addresses the United States federal income tax treatment of securities similar to the Series 2021B Junior Subordinated Notes and no rulings have been sought, or are expected to be sought, from the United States Internal Revenue Service (the “IRS”). In the opinion of Troutman Pepper Hamilton Sanders LLP, under current law, based upon the facts contained in this Prospectus Supplement and assuming full compliance with the terms of the Subordinated Note Indenture and other relevant documents, and based on certain assumptions and representations relied upon in rendering such opinion, the Series 2021B Junior Subordinated Notes constitute indebtedness of the Company for United States federal income tax purposes (although there is no controlling authority directly on point). This opinion is not binding on the IRS or any court and there can be no assurance that the IRS or a court will agree with this opinion. If the IRS were to challenge successfully the classification of the Series 2021B Junior Subordinated Notes as indebtedness of the Company, interest payments on the Series 2021B Junior Subordinated Notes would be treated for United States federal income tax purposes as dividends to the extent of the Company’s current or accumulated earnings and profits. In the case of Non-United States Holders, distributions treated as dividends would be subject to withholding of United States income tax, except to the extent provided by an applicable income tax treaty. Holders should consult their own tax advisors regarding their particular tax consequences if the Series 2021B Junior Subordinated Notes are not treated as indebtedness for United States federal income tax purposes.
The Company agrees, and by acquiring an interest in a Series 2021B Junior Subordinated Note, each beneficial owner of a Series 2021B Junior Subordinated Note will agree to treat the Series 2021B Junior Subordinated Notes as indebtedness of the

Company for United States federal income tax purposes. The remainder of this discussion assumes that the Series 2021B Junior Subordinated Notes are classified as indebtedness for United States federal income tax purposes.
United States Holders
Interest
It is expected, and subject to the discussion below under “— Original Issue Discount and Contingent Payment Debt Instruments,” this discussion assumes, that the Series 2021B Junior Subordinated Notes will not be issued with more than a de minimis amount of original issue discount (“OID”) for United States federal income tax purposes. A United States Holder that uses the cash method of tax accounting will be required to include in income the United States dollar value of the euro-denominated interest payment on a Series 2021B Junior Subordinated Note based on the spot rate of exchange on the date of receipt. No foreign currency exchange gain or loss will be recognized with respect to the receipt of such payment (other than foreign currency exchange gain or loss realized on the disposition of the euros so received, see “ — Transactions in Euros” below).
A United States Holder that uses the accrual method of tax accounting will accrue interest income on a Series 2021B Junior Subordinated Note in euros and translate the amount accrued into United States dollars based on:
•the average exchange rate in effect during the interest accrual period, or portion thereof, within such United States Holder’s taxable year; or
•at such United States Holder’s election, at the spot rate of exchange on (1) the last day of the interest accrual period, or the last day of the taxable year within such interest accrual period if the interest accrual period spans more than one taxable year, or (2) the date of receipt, if such date is within five business days of the last day of the interest accrual period. Such election must be applied consistently by the United States Holder to all debt instruments from year to year and can be changed only with the consent of the IRS.
A United States Holder that uses the accrual method of tax accounting will recognize foreign currency exchange gain or loss on the receipt of an interest payment, previously accrued, equal to the difference between (i) the value of the euros received as interest, as translated into United States dollars using the spot rate of exchange on the date of receipt, and (ii) the United States dollar amount previously accrued and included in income with respect to such payment. Such foreign currency exchange gain or loss will be treated as ordinary income or loss but generally will not be treated as an adjustment to interest income received on the Series 2021B Junior Subordinated Notes.
Original Issue Discount and Contingent Payment Debt Instruments
Special rules apply with respect to debt instruments that are issued with OID or that are treated as contingent payment debt instruments. The Company believes, and intends to take the position, that the Series 2021B Junior Subordinated Notes are variable rate debt instruments within the meaning of the relevant OID regulations that would be treated as maturing on the First Step-Up Date for purposes of determining whether the Series 2021B Junior Subordinated Notes are issued with OID.
The Series 2021B Junior Subordinated Notes will bear interest initially for a period of six years at a fixed rate designed to price the Series 2021B Junior Subordinated Notes at par (the “Initial Interest Rate”) and, on the First Reset Date, the Initial Interest Rate will reset for a period of five years at the Five-Year Swap Rate plus the Initial Margin (which is the margin determined at the time the Initial Interest Rate is established based upon the difference between the Initial Interest Rate and the euro mid-market swap reference rate for a term of six years on such date). The Company intends to set the Initial Interest Rate and the interest rate on the First Reset Date for the Series 2021B Junior Subordinated Notes in a manner that will satisfy the tests under the OID regulations to avoid the existence of OID under the Series 2021B Junior Subordinated Notes upon issuance.
The terms of the Series 2021B Junior Subordinated Notes provide that the Initial Margin will increase on the First Step-Up Date. On the First Step-Up Date, the Series 2021B Junior Subordinated Notes are subject to redemption at a price equal to 100% of the principal amount of the Series 2021B Junior Subordinated Notes plus accrued interest to the date of redemption. Solely for purposes of computing the yield and maturity of a debt instrument, applicable Treasury regulations generally deem an issuer to exercise a call option in a manner that minimizes the yield on the debt instrument. This assumption is made solely for United States federal income tax purposes of determining whether the Series 2021B Junior Subordinated Notes are issued with OID and is not an indication of the Company’s intention to call or not to call the Series 2021B Junior Subordinated Notes at any time. Accordingly, solely for purposes of determining the yield and maturity on the Series 2021B Junior Subordinated Notes, the Company is presumed to exercise its right to redeem the Series 2021B Junior Subordinated Notes on the First Step-Up Date and the Series 2021B Junior Subordinated Notes should be treated as maturing on such date and should not be treated as having been issued with OID. If the Company does not call the Series 2021B Junior Subordinated Notes on such date, solely for purposes of determining the yield and maturity of the Series 2021B Junior Subordinated Notes, the Series 2021B Junior Subordinated Notes should be deemed to be retired and reissued for an amount equal to their adjusted issue price on that date. This deemed retirement and reissuance should not result in any taxable gain or loss to holders of the Series 2021B Junior Subordinated Notes. Solely for purposes of determining yield and maturity, the deemed reissued Series 2021B Junior Subordinated Notes should be subject to the rules discussed above. By application of those rules, the deemed reissued Series 2021B Junior Subordinated Notes should be treated as fixed rates debt instruments not subject to OID. The same analysis would apply to each successive Step-Up Date.
Under applicable Treasury regulations regarding OID, the possibility that interest on the Series 2021B Junior Subordinated Notes might be deferred (see “Description of the Series 2021B Junior Subordinated Notes—Option to Defer Interest Payments”) could result in the Series 2021B Junior Subordinated Notes being treated as issued with OID, unless the likelihood of such deferral is considered remote. The Company believes, and intends to take the position, that the likelihood of interest deferral on the Series 2021B Junior Subordinated Notes is remote, within the meaning of the Treasury regulations, in part because the exercise of the option to defer payments of stated interest on the Series 2021B Junior Subordinated Notes would generally prevent the Company from: (1) declaring or paying any dividend or distribution on the Company’s capital stock; (2) redeeming, purchasing, acquiring or making a liquidation payment with respect to any of the Company’s capital stock; (3) paying any principal, interest or premium on, or repaying, repurchasing or redeeming any of the Company’s debt securities that are equal or junior in right of payment with the Series 2021B Junior Subordinated Notes; or (4) making any payments with respect to any Company guarantee of debt securities if such guarantee is equal or junior in right of payment to the Series 2021B Junior Subordinated Notes.
Similarly, in certain circumstances, the Company may be obligated to pay amounts in excess of stated interest on or principal of the Series 2021B Junior Subordinated Notes (“Excess Payments”). Such Excess Payments will not affect the amount of interest income that a United States Holder recognizes if there is only a remote likelihood that such Excess Payments will be made. The Company believes, and intends to take the position, that the likelihood that it will make any such Excess Payments is remote. The Company’s determination regarding the remoteness of these contingencies is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. Based on these positions, the Series 2021B Junior Subordinated Notes should not be treated as having been issued with OID. Accordingly, except as set forth below, interest paid on the Series 2021B Junior Subordinated Notes should be taxable to a United States Holder as ordinary interest income at the time it accrues or is received in accordance with such United States Holder’s method of accounting for United States federal income tax purposes.
If the IRS successfully challenged the Company’s position regarding the remoteness of the contingencies described above, or if interest were in fact deferred, (a) the Series 2021B Junior Subordinated Notes would be treated as issued with OID at the time of issuance or at the time that any such deferral actually occurs, as the case may be, or (b) the Series 2021B Junior Subordinated Notes could be treated as “contingent payment debt instruments.” In the case of the former treatment, all remaining stated interest on the Series 2021B Junior Subordinated Notes would thereafter be treated as OID as long as the Series 2021B Junior Subordinated Notes are outstanding. In such an event, a United States Holder would be required to include, in taxable income, interest on the Series 2021B Junior Subordinated Notes as it accrues, regardless of its method of accounting, calculated using a constant yield method under applicable Treasury regulations and actual cash payments of stated interest on the Series 2021B Junior Subordinated Notes would not be included in taxable income. If a holder of Series 2021B Junior Subordinated Notes sells its Series 2021B Junior Subordinated Notes before the record date for a payment of interest after the commencement of an Optional Deferral Period, such holder will not receive such interest. Instead, the accrued interest will be paid to the holder of record on the record date regardless of who the holder of record may have been on any other date during the relevant accrual period. Moreover, the accrued OID will be added to such selling holder’s adjusted tax basis in the Series 2021B Junior Subordinated Notes but may not be reflected in the amount such holder realizes on the sale.
If the Series 2021B Junior Subordinated Notes are treated as “contingent payment debt instruments,” a United States Holder would be required to accrue, based on the estimated Excess Payments, interest income on the Series 2021B Junior Subordinated Notes in excess of stated interest and treat as ordinary income, rather than as capital gain, any income realized on the taxable disposition of the Series 2021B Junior Subordinated Notes. In the event any such Excess Payments are made and vary from the estimated amounts, the United States Holder will be required to recognize appropriate adjustments to such accrued interest income.
If the Series 2021B Junior Subordinated Notes are deemed to be issued with OID at the time of issuance, or at a subsequent time by reason of an actual interest deferral, or are deemed to be contingent payment debt instruments, a beneficial owner’s tax basis in the Series 2021B Junior Subordinated Notes generally will be its initial purchase price (net of accrued interest paid upon purchase), increased by OID previously includible in that beneficial owner’s gross income to the date of disposition, and decreased by payments received by that beneficial owner on the Series 2021B Junior Subordinated Notes since and including the date that the Series 2021B Junior Subordinated Notes were deemed to be issued with OID.
The Company also intends to take the position that the possibility the Company might be required to make additional payments on a Series 2021B Junior Subordinated Note, for instance, as described under “Description of Series 2021B Junior Subordinated Notes—Payment of Additional Amounts,” does not result in the Series 2021B Junior Subordinated Notes being treated as nonfunctional currency contingent payment debt instruments under the applicable Treasury regulations. The Company’s position is not binding on the IRS. If the IRS takes a position contrary to that described above with respect to the Series 2021B Junior

Subordinated Notes, a United States Holder may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury regulations) determined at the time of issuance of the Series 2021B Junior Subordinated Notes (which is not expected to differ significantly from the actual yield on the Series 2021B Junior Subordinated Notes), with adjustments to such accruals when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any income on the sale, exchange or other taxable disposition of the Series 2021B Junior Subordinated Notes would be treated as ordinary income rather than as capital gain. Special rules would apply for purposes of determining foreign currency gain or loss in such circumstances. United States Holders should consult their tax advisors regarding their particular tax consequences if the Series 2021B Junior Subordinated Notes were treated as nonfunctional currency contingent payment debt instruments. The discussion herein assumes that the Series 2021B Junior Subordinated Notes will not be treated as nonfunctional currency contingent payment debt instruments.
There can be no assurance that the IRS or a court will agree with the foregoing positions. The IRS may take a position contrary to that described above, which could affect the amount and timing of income and potentially the character of income (including gain) from the Series 2021B Junior Subordinated Notes. United States Holders should consult their own tax advisors regarding the appropriate tax treatment of income on the Series 2021B Junior Subordinated Notes.
Disposition of the Series 2021B Junior Subordinated Notes
In the case of a sale or other disposition (including a retirement) of a Series 2021B Junior Subordinated Note (a “Disposition”), except as noted below with respect to foreign currency exchange gain or loss, a United States Holder will generally recognize gain or loss equal to the difference, if any, between the amount received (other than any amount representing accrued but unpaid interest, which will be treated as interest income to the extent not previously included in income) and the United States Holder’s adjusted tax basis in the Series 2021B Junior Subordinated Note. Subject to the discussion below, the adjusted tax basis of a Series 2021B Junior Subordinated Note to a United States Holder will generally be the United States dollar value of the euro purchase price calculated at the spot rate of exchange on the date of purchase and the amount realized by a United States Holder upon the Disposition of a Series 2021B Junior Subordinated Note will generally be the United States dollar value of the euros received calculated at the spot rate of exchange on the date of the Disposition.
If the Series 2021B Junior Subordinated Notes are traded on an established securities market, a United States Holder that uses the cash method of tax accounting and, if it so elects, a United States Holder that uses the accrual method of tax accounting will determine the United States dollar values of its adjusted tax bases in the Series 2021B Junior Subordinated Note and the amount realized on the Disposition of a Series 2021B Junior Subordinated Note by translating euro amounts at the spot rate of exchange on the settlement date of the purchase or the Disposition, respectively. The election available to accrual basis United States Holders discussed above must be applied consistently by the United States Holder to all debt instruments from year to year and can be changed only with the consent of the IRS.
A gain or loss recognized by a United States Holder on a Disposition of a Series 2021B Junior Subordinated Note generally will constitute capital gain or loss. Capital gains recognized by a non-corporate United States Holder upon the Disposition of a Series 2021B Junior Subordinated Note that is held for more than one year are generally eligible for reduced rates of United States federal income taxation. The ability of a United States Holder to deduct capital losses is limited.
Gain or loss recognized by a U.S. Holder on a Disposition of a Series 2021B Junior Subordinated Note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in the euro to United States dollar exchange rate during the period in which the United States Holder held such Series 2021B Junior Subordinated Note. Such foreign currency exchange gain or loss will equal the difference between the United States dollar value of the euro purchase price calculated at the spot rate of exchange on the date (1) the Series 2021B Junior Subordinated Note is disposed of (or the spot rate on the settlement date, if applicable) and (2) of purchase (or the spot rate on the settlement date, if applicable). The recognition of such foreign currency exchange gain or loss will be limited to the amount of overall gain or loss realized on the Disposition of a Series 2021B Junior Subordinated Note.
Transaction in Euros
Euros received as interest on, or on a Disposition of, a Series 2021B Junior Subordinated Note will have a tax basis equal to their United States dollar value at the time such interest is received or at the time such proceeds from Disposition are received. The amount of gain or loss recognized on a sale or other disposition of such euros will be equal to the difference between (1) the amount of United States dollars, or the fair market value in United States dollars of the other property received in such sale or other disposition, and (2) the United States Holder’s adjusted tax basis in such euros. As discussed above, if the Series 2021B Junior Subordinated Notes are traded on an established securities market, a cash basis United States Holder (or an electing accrual basis United States Holder) will determine the United States dollar value of the euros by translating the euros received at the spot rate of exchange on the settlement date of the Disposition. A United States Holder that purchases a Series 2021B Junior Subordinated Note with euros such United States Holder previously owned will generally recognize gain or loss in an amount equal to the difference, if any, between such United States Holder’s adjusted tax basis in such euros and the United States dollar fair market value of such Series 2021B Junior Subordinated Note on the date of purchase.
Any such gain or loss generally will be ordinary currency exchange income or loss. The conversion of United States dollars to euros and the immediate use of such euros to purchase a Series 2021B Junior Subordinated Note generally will not result in any exchange gain or loss for a United States Holder.
Reportable Transaction Reporting
Under applicable Treasury regulations, a United States Holder who participates in “reportable transactions” (as defined in the Treasury regulations) must attach to its United States federal income tax return a disclosure statement on IRS Form 8886. The Treasury regulations could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the relevant rules, a United States Holder may be required to treat a foreign currency exchange loss from the Series 2021B Junior Subordinated Notes as a reportable transaction if this loss exceeds the relevant threshold in the Treasury regulations. United States Holders should consult their tax advisors to determine the tax reporting obligations, if any, including any requirement to file IRS Form 8886, with respect to the ownership or Disposition of the Series 2021B Junior Subordinated Notes or any related transaction such as the disposition of any euros received in respect of the Series 2021B Junior Subordinated Notes.
Medicare Tax
Certain United States Holders that are individuals, estates or trusts are subject to a 3.8% Medicare tax on all or a portion of their “net investment income,” which may include all or a portion of their interest income and net gains from the Disposition of the Series 2021B Junior Subordinated Notes. Each United States Holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of this Medicare tax to its income and gains in respect of its investment in the Series 2021B Junior Subordinated Notes.
Backup Withholding and Information Reporting
Information reporting requirements generally apply in connection with payments on the Series 2021B Junior Subordinated Notes to, and the proceeds from a Disposition of the Series 2021B Junior Subordinated Notes by, non-corporate United States Holders. A United States Holder will be subject to a backup withholding tax on these payments if the United States Holder fails to provide its taxpayer identification number to the paying agent and fails to comply with certain certification procedures or otherwise establish an exemption from backup withholding. Any backup withholding from a payment to a United States Holder will be allowed as a credit against such United States federal income tax liability, or may entitle such United States Holder to a refund, provided that the required information is timely furnished to the IRS. United States Holders should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.
Non-United States Holders
Subject to the discussion below under “Foreign Account Tax Compliance Act Withholding,” and assuming that the Series 2021B Junior Subordinated Notes will be treated as indebtedness for United States federal income tax purposes, no withholding of United States federal income tax will apply to a payment of interest on a Series 2021B Junior Subordinated Note to a Non-United States Holder under the “Portfolio Interest Exemption,” provided that:
•such payment is not effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States;
•the Non-United States Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the Company’s stock entitled to vote;
•the Non-United States Holder is not a controlled foreign corporation that is related directly or constructively to the Company through stock ownership;
•the Non-United States Holder is not a bank that acquired the Series 2021B Junior Subordinated Notes in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and
•the Non-United States Holder provides the withholding agent, in accordance with specified procedures with a statement to the effect that such holder is not a United States person (generally by providing a properly executed IRS Form W-8BEN or W-8BEN-E).
If a Non-United States Holder cannot satisfy the requirements of the Portfolio Interest Exemption described above, payments of interest on the Series 2021B Junior Subordinated Notes (including payments in respect of OID, if any, on the Series

2021B Junior Subordinated Notes) made to such Non-United States Holder will be subject to a 30% United States federal withholding tax, unless that holder provides the paying agent with a properly executed statement:
(i)claiming an exemption from or reduction of withholding tax under an applicable income tax treaty (generally on an IRS Form W-8BEN or W-8BEN-E); or
(ii)stating that the payment on the Series 2021B Junior Subordinated Notes is not subject to withholding tax because it is effectively connected to that holder’s conduct of a trade or business in the United States (generally on an IRS Form W-8ECI).
If a Non-United States Holder is engaged in a trade or business in the United States (and, if an applicable United States income tax treaty applies, if the Non-United States Holder maintains a permanent establishment within the United States) and the interest on the Series 2021B Junior Subordinated Notes is effectively connected with the conduct of that trade or business (and, if an applicable United States income tax treaty applies, attributable to that permanent establishment), that Non-United States Holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if that Non-United States Holder were a United States Holder. In addition, if such Non-United States Holder is a foreign corporation, it may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.
Any gain realized by a Non-United States Holder on the sale, exchange, redemption or retirement of a Series 2021B Junior Subordinated Note generally will not be subject to United States federal income tax unless:
•such gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States (and, if an applicable United States income tax treaty applies, is attributable to a permanent establishment maintained by the Non-United States Holder within the United States); or
•the Non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the Disposition and certain other conditions are met.
The amount of interest paid on the Series 2021B Junior Subordinated Notes to Non-United States Holders generally must be reported annually to the IRS. These reporting requirements apply regardless of whether withholding was reduced or eliminated by any applicable income tax treaty. Copies of the information returns reflecting income in respect of the Series 2021B Junior Subordinated Notes may also be made available to the tax authorities in the country in which the Non-United States Holder is a resident under the provisions of an applicable income tax treaty or information sharing agreement.
A Non-United States Holder will generally not be subject to additional information reporting or to backup withholding with respect to payments on the Series 2021B Junior Subordinated Notes or to information reporting or backup withholding with respect to proceeds from the Disposition of Series 2021B Junior Subordinated Notes to or through a United States office of any broker, as long as the holder:
•has furnished to the payor or broker a valid IRS Form W-8BEN or W-8BEN-E certifying, under penalties of perjury, the Non-United States Holder’s status as a non-United States person;
•has furnished to the payor or broker other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with applicable Treasury regulations; or
•otherwise establishes an exemption.
The payment of the proceeds from a Disposition of Series 2021B Junior Subordinated Notes to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, a Disposition of Series 2021B Junior Subordinated Notes will be subject to information reporting, but not backup withholding, if it is to or through a foreign office of a United States broker or a non-United States broker with certain enumerated connections with the United States unless the documentation requirements described above are met or the holder otherwise establishes an exemption.
Any amounts withheld under the backup withholding rules from a payment to a Non-United States Holder will be allowed as a credit against such holder’s United States federal income tax liability, if any, or will otherwise be refundable, provided that the requisite procedures are followed and the proper information is filed with the IRS on a timely basis. Non-United States Holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such exemption, if applicable.
Foreign Account Tax Compliance Act Withholding
A withholding tax of 30% will apply to interest income paid on Series 2021B Junior Subordinated Notes held by a Non-United States Holder where the Non-United States Holder is (i) a foreign financial institution (as a beneficial owner or as an intermediary), unless such institution enters into an agreement with the United States government to collect and provide to the United States tax authorities substantial information regarding United States account holders of such institution (which would include certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with United States owners), or (ii) a foreign entity that is not a financial institution (as a beneficial owner or as an intermediary), unless such entity provides the withholding agent with a certification identifying the substantial United States owners of the entity, which generally includes any United States person who directly or indirectly owns more than 10% of the entity. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Under certain circumstances, a Non-United States Holder of Series 2021B Junior Subordinated Notes might be eligible for a refund or credit of such taxes, and a Non-United States Holder might be required to file a United States federal income tax return to claim such refund or credit. The Company will not pay any additional amounts to “gross up” payments to holders as a result of any withholding or deduction for such taxes. Non-United States Holders of Series 2021B Junior Subordinated Notes are encouraged to consult with their tax advisors regarding the possible implications of these withholding requirements on their investment in the Series 2021B Junior Subordinated Notes.
THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER’S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE SERIES 2021B JUNIOR SUBORDINATED NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.
CERTAIN EUROPEAN UNION TAX CONSIDERATIONS
The Proposed Financial Transactions Tax
The European Commission has published a proposal (the “Commission’s Proposal”) for a directive for a common financial transactions tax (the “FTT”) in Austria, Belgium, Estonia, France, Germany, Greece, Italy, Portugal, Slovakia, Slovenia and Spain (the “participating Member States”). The Commission’s Proposal has very broad scope and could, if introduced, apply to certain dealings in the Series 2021B Junior Subordinated Notes (including secondary market transactions) in certain circumstances. Under the Commission’s Proposal, the FTT could apply in certain circumstances to persons both within and outside of the participating Member States. Generally, it would apply to certain dealings in the Series 2021B Junior Subordinated Notes where at least one party is a financial institution and at least one party is established in a participating Member State. A financial institution may be, or be deemed to be, “established” in a participating Member State in a broad range of circumstances, including (a) by transacting with a person established in a participating Member State or (b) where the financial instrument which is subject to the dealings is issued in a participating Member State.
In March 2016, Estonia formally withdrew from enhanced cooperation on FTT leaving 10 remaining participating Member States. The Commission’s Proposal (including whether or not it comes into force as proposed or at all) remains subject to negotiation between the participating Member States and the scope of any such tax is uncertain. Additional member states of the European Union may decide to participate and/or certain of the participating Member States may decide to withdraw.
Prospective holders of the Series 2021B Junior Subordinated Notes are advised to seek their own professional advice in relation to the FTT.

UNDERWRITING (CONFLICTS OF INTEREST)
Subject to the terms and conditions of an underwriting agreement (the “Underwriting Agreement”), the Company has agreed to sell to each of the underwriters named below (the “Underwriters”) for whom Barclays Bank PLC, J.P. Morgan Securities plc and Morgan Stanley & Co. International plc are acting as representatives (the “Representatives”) and each of the Underwriters has severally, and not jointly, agreed to purchase from the Company the principal amount of the Series 2021B Junior Subordinated Notes set forth opposite its name below:

Underwriters	Principal Amount of Series 2021B Junior Subordinated Notes
Morgan Stanley & Co. International plc	€287,500,000
Barclays Bank PLC	265,000,000
J.P. Morgan Securities plc	265,000,000
Citigroup Global Markets Limited	83,750,000
Goldman Sachs & Co. LLC	83,750,000
RBC Europe Limited	83,750,000
U.S. Bancorp Investments, Inc.	83,750,000
Banco Bilbao Vizcaya Argentaria, S.A.	32,500,000
Banco Santander, S.A.	32,500,000
Intesa Sanpaolo S.p.A.	32,500,000
Total	€1,250,000,000
The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the Series 2021B Junior Subordinated Notes are subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. In the Underwriting Agreement, the Underwriters have severally agreed, subject to the terms and conditions set forth therein, to purchase all of the Series 2021B Junior Subordinated Notes offered hereby, if any of the Series 2021B Junior Subordinated Notes are purchased. The offering of the Series 2021B Junior Subordinated Notes by the Underwriters is subject to receipt and acceptance of the Series 2021B Junior Subordinated Notes and subject to the Underwriters’ right to reject any order in whole or in part.
The Underwriters propose to offer the Series 2021B Junior Subordinated Notes to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and may offer the Series 2021B Junior Subordinated Notes to certain dealers at such price less a concession not in excess of 0.450% of the principal amount per Series 2021B Junior Subordinated Note. The Underwriters may allow, and such dealers may reallow, a concession not in excess of 0.225% of the principal amount per Series 2021B Junior Subordinated Note. After the initial public offering, the initial public offering price and other selling terms may be changed. Certain of the Underwriters are not broker-dealers registered with the SEC, and therefore may not make sales of any Series 2021B Junior Subordinated Notes in the United States or to U.S. persons except in compliance with applicable U.S. laws and regulations. To the extent any Underwriter that is not a U.S. registered broker-dealer intends to effect sales of Series 2021B Junior Subordinated Notes in the United States, it will do so through one or more U.S. registered broker-dealers or otherwise in accordance with the applicable U.S. securities laws and regulations.
The Series 2021B Junior Subordinated Notes are a new issue of securities with no established trading market. The Company intends to apply to list the Series 2021B Junior Subordinated Notes on the New York Stock Exchange. If the application is approved, the Company expects trading in the Series 2021B Junior Subordinated Notes to begin within 30 days after the date that the Series 2021B Junior Subordinated Notes are first issued.
The Underwriters may make a market in the Series 2021B Junior Subordinated Notes after completion of the offering, but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Series 2021B Junior Subordinated Notes or that an active public market for the Series 2021B Junior Subordinated Notes will develop. If an active public trading market for the Series 2021B Junior Subordinated Notes does not develop, the market price and liquidity of the Series 2021B Junior Subordinated Notes may be adversely affected.
In connection with the issuance of the Series 2021B Junior Subordinated Notes, the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) may over-allot Series 2021B Junior Subordinated Notes or effect transactions which stabilize or maintain the market prices of the Series 2021B Junior Subordinated Notes at levels which might not otherwise prevail. However, there is no assurance that the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) will undertake any stabilization action. Any stabilization action may begin on or after the date on which adequate public disclosure of the terms of the offer of the Series 2021B Junior Subordinated Notes is made and, if begun, may be ended at any time, but it must end no later than the earlier of 30 days after the issue date of the Series 2021B Junior Subordinated Notes and 60 days after the date of the allotment of the Series 2021B Junior Subordinated Notes. Any stabilization action or over-allotment must be conducted by the Stabilizing Manager (or persons acting on behalf of the Stabilizing Manager) in accordance with all applicable laws and rules.
Any of these activities may have the effect of preventing or retarding a decline in the market prices of the Series 2021B Junior Subordinated Notes. They may also cause the prices of the Series 2021B Junior Subordinated Notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The Stabilizing Manager may conduct these transactions in the over-the-counter market or otherwise. If the Stabilizing Manager commences any of these transactions, it may discontinue them at any time.
The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the 1933 Act.
The Company’s expenses associated with the offer and sale of the Series 2021B Junior Subordinated Notes (not including the underwriting discount) are estimated to be $740,000.
The Company has agreed with the Underwriters that, during the period of 15 days from the date of the Underwriting Agreement, it will not sell, offer to sell, grant any option for the sale of, or otherwise dispose of any Series 2021B Junior Subordinated Notes, any security convertible into, exchangeable into or exercisable for the Series 2021B Junior Subordinated Notes or any debt securities substantially similar to the Series 2021B Junior Subordinated Notes (except for the Series 2021B Junior Subordinated Notes issued pursuant to the Underwriting Agreement), without the prior written consent of the Representatives. This agreement does not apply to issuances of (i) commercial paper or other debt securities with scheduled maturities of less than one year, (ii) any Senior Indebtedness or (iii) issuances of securities denominated in any currency other than the euro.
It is expected that delivery of the Series 2021B Junior Subordinated Notes will be made, against payment for the Series 2021B Junior Subordinated Notes, on or about September 16, 2021, which will be the third business day following the pricing of the Series 2021B Junior Subordinated Notes. Under Rule 15c6-1 under the 1934 Act, purchases or sales of securities in the secondary market generally are required to settle within two business days (T+2), unless the parties to any such transactions expressly agree otherwise. Accordingly, purchasers of the Series 2021B Junior Subordinated Notes who wish to trade the Series 2021B Junior Subordinated Notes on the date of this Prospectus Supplement will be required, because the Series 2021B Junior Subordinated Notes will settle within three business days (T+3), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Series 2021B Junior Subordinated Notes who wish to trade on the date of this Prospectus Supplement should consult their own legal advisors.
In the ordinary course of business, the Underwriters and their respective affiliates have from time to time performed and may in the future perform various financial advisory, commercial banking, investment banking, sales and trading, investment research, principal investment, hedging, market making, asset leasing treasury services and other financial and non-financial activities and services for the Company and its affiliates, for which they received, or will continue to receive, customary fees or compensation.
In addition, in the ordinary course of their business activities, the Underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities), loans, commodities, currencies, credit default swaps and other financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of the Company or its affiliates. Certain of the Underwriters or their affiliates that have a lending relationship with the Company routinely hedge, and certain other of the Underwriters or their affiliates may hedge, their credit exposure to the Company consistent with their customary risk management policies. Typically, such Underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in the Company’s securities, including potentially the Series 2021B Junior Subordinated Notes. Any such credit default swaps or short positions could adversely affect future trading prices of the Series 2021B Junior Subordinated Notes. The Underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
U.S. Bancorp Investments, Inc., one of the Underwriters, is an affiliate of the Calculation Agent and Paying Agent and the Transfer Agent and Registrar.

Holders may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which the Series 2021B Junior Subordinated Notes were purchased. These taxes are in addition to the issue price set forth on the cover page.
Conflicts of Interest
Certain of the Underwriters or their affiliates hold a portion of the indebtedness that the Company intends to repay using all or a portion of the net proceeds from the sale of the Series 2021B Junior Subordinated Notes. It is possible that one or more of the Underwriters or their affiliates could receive 5% or more of the net proceeds from the sale of the Series 2021B Junior Subordinated Notes, and, in that case, such Underwriter would be deemed to have a “conflict of interest” within the meaning of Financial Industry Regulatory Authority (“FINRA”) Rule 5121. In the event of any such conflict of interest, such Underwriter would be required to conduct the distribution of the Series 2021B Junior Subordinated Notes in accordance with FINRA Rule 5121. If the distribution is conducted in accordance with FINRA Rule 5121, such Underwriter would not be permitted to confirm a sale of a Series 2021B Junior Subordinated Note in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
Selling Restrictions
Canada
Each Underwriter has represented and agreed that the Series 2021B Junior Subordinated Notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Series 2021B Junior Subordinated Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this Prospectus Supplement or the accompanying Prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the Underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
European Economic Area
Each Underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Series 2021B Junior Subordinated Notes to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; (ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129.
Hong Kong
Each Underwriter has represented and agreed that the Series 2021B Junior Subordinated Notes have not been and may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Series 2021B Junior Subordinated Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Series 2021B Junior Subordinated Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Japan
The Series 2021B Junior Subordinated Notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each Underwriter has represented and agreed that it will not offer or sell any Series 2021B Junior Subordinated Notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used in this paragraph means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.
Korea
The Series 2021B Junior Subordinated Notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Each Underwriter has represented and agreed that the Series 2021B Junior Subordinated Notes may not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the Series 2021B Junior Subordinated Notes, the Series 2021B Junior Subordinated Notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the Regulation on Issuance, Public Disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the Series 2021B Junior Subordinated Notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20% of the aggregate issue amount of the Series 2021B Junior Subordinated Notes, (c) the Series 2021B Junior Subordinated Notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant purchase agreement, the subscription agreement and the offering circular and (e) the Company and the Underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.
Singapore
This Prospectus Supplement and the accompanying Prospectus have not been registered as a prospectus with the Monetary Authority of Singapore (the “MAS”). Accordingly, the Underwriters have represented and agreed that they have not offered or sold any Series 2021B Junior Subordinated Notes or caused the Series 2021B Junior Subordinated Notes to be made the subject of an invitation for subscription or purchase nor will they offer or sell the Series 2021B Junior Subordinated Notes or cause the Series 2021B Junior Subordinated Notes to be made the subject of an invitation for subscription or purchase, nor have they circulated or distributed nor will they circulate or distribute this Prospectus Supplement, the accompanying Prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Series 2021B Junior Subordinated Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Series 2021B Junior Subordinated Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)     a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)     a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the Series 2021B Junior Subordinated Notes under Section 275 except:
(1)     to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or any person pursuant to Section 275(1A) or Section 276(4)(i)(B) of the SFA;
(2)     where no consideration is or will be given for the transfer;
(3)     where the transfer is by operation of law;
(4)     as specified in Section 276(7) of the SFA; or

(5)     as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Bonds) Regulations 2005 of Singapore.
Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Series 2021B Junior Subordinated Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAAN16: Notice on Recommendations on Investment Products).
Switzerland
This Prospectus Supplement is not intended to constitute an offer or solicitation to purchase or invest in the Series 2021B Junior Subordinated Notes. The Series 2021B Junior Subordinated Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Series 2021B Junior Subordinated Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this Prospectus Supplement nor any other offering or marketing material relating to the Series 2021B Junior Subordinated Notes constitutes a prospectus pursuant to the FinSA, and neither this Prospectus Supplement nor any other offering or marketing material relating to the Series 2021B Junior Subordinated Notes may be publicly distributed or otherwise made publicly available in Switzerland.
Taiwan
Each Underwriter has represented and agreed that the Series 2021B Junior Subordinated Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, The Republic of China (“Taiwan”) pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Series 2021B Junior Subordinated Notes in Taiwan.
United Arab Emirates
This Prospectus Supplement and the accompanying Prospectus have not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), the Emirates Securities and Commodities Authority (the “SCA”) or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the UAE including, without limitation, the Dubai Financial Services Authority, a regulatory authority of the Dubai International Financial Centre.
This Prospectus Supplement and the accompanying Prospectus are not intended to, and do not, constitute an offer, sale or delivery of shares or other securities under the laws of the UAE. Each Underwriter has represented and agreed that the Series 2021B Junior Subordinated Notes have not been and will not be registered with the SCA or the UAE Central Bank, the Dubai Financial Market, the Abu Dhabi Securities Market or any other UAE regulatory authority or exchange.
The issue and/or sale of the Series 2021B Junior Subordinated Notes has not been approved or licensed by the SCA, the UAE Central Bank or any other relevant licensing authority in the UAE and does not constitute a public offer of securities in the UAE in accordance with the Commercial Companies Law, Federal Law No. 1 of 2015 (as amended) or otherwise, does not constitute an offer in the UAE in accordance with the Board Decision No. 37 of 2012 Concerning the Regulation of Investment Funds (whether by a Foreign Fund, as defined therein, or otherwise) and further does not constitute the brokerage of securities in the UAE in accordance with the Board Decision No. 27 of 2014 Concerning Brokerage in Securities.
United Kingdom
Each Underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any Series 2021B Junior Subordinated Notes to any retail investor in the United Kingdom. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in the UK Prospectus Regulation.
Each Underwriter has represented and agreed that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the Series 2021B Junior Subordinated Notes in circumstances in which Section 21(1) of the FSMA does not apply to the Company and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Series 2021B Junior Subordinated Notes in, from or otherwise involving the United Kingdom.

PROSPECTUS
The Southern Company
Common Stock
Senior Notes
Junior Subordinated Notes
Stock Purchase Contracts
Stock Purchase Units

________________________________________________________________
We will provide the specific terms of these securities in supplements to this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement carefully before you invest.
The Southern Company’s common stock is listed on the New York Stock Exchange under the symbol “SO.”
See “Risk Factors” on page 1 for information on certain risks related to the purchase of securities offered by this Prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

________________________________________________________________

February 19, 2021

ABOUT THIS PROSPECTUS
This Prospectus is part of a registration statement filed with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process under the Securities Act of 1933, as amended (the “1933 Act”). Under the shelf process, The Southern Company (the “Company”) may sell, in one or more transactions,

●	common stock (the “Common Stock”),

●	senior notes (the “Senior Notes”),

●	junior subordinated notes (the “Junior Subordinated Notes”),

●	stock purchase contracts (the “Stock Purchase Contracts”), or

●	stock purchase units (the “Stock Purchase Units”).
This Prospectus provides a general description of those securities. Each time the Company sells securities, the Company will provide a prospectus supplement that will contain specific information about the terms of that offering (“Prospectus Supplement”). The Prospectus Supplement may also add, update or change information contained in this Prospectus. You should read this Prospectus and the applicable Prospectus Supplement together with the additional information under the heading “Available Information.”
RISK FACTORS
Investing in the Company’s securities involves risk. Please see the risk factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (the “Form 10-K”), which is incorporated by reference in this Prospectus. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this Prospectus.
AVAILABLE INFORMATION
The Company has filed with the Commission a registration statement on Form S-3 (the “Registration Statement,” which term encompasses any amendments to the Registration Statement and exhibits to the Registration Statement) under the 1933 Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules to the Registration Statement, to which reference is made.
The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and in accordance with the 1934 Act files reports, proxy statements and other information with the Commission. The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants including the Company that file electronically at http://www.sec.gov. Copies of certain information filed by the Company with the Commission are also available on the Company’s website at http://www.southerncompany.com. The information on the Company’s website is not incorporated by reference into this Prospectus and should not be considered to be a part of this Prospectus.
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The following documents have been filed with the Commission pursuant to the 1934 Act and are incorporated by reference in this Prospectus and made a part of this Prospectus:
(a) the Form 10-K; and
(b) all information in the Company’s Definitive Proxy Statement on Schedule 14A filed on April 13, 2020, to the extent incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.
All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and made a part of this Prospectus from the date of filing of such documents; provided, however, that the Company is not incorporating any information furnished under Item 2.02 or 7.01 of any Current Report on Form 8-K unless specifically stated otherwise. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference in this Prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all documents incorporated by reference in this Prospectus (other than the exhibits to such documents unless such exhibits are specifically incorporated by reference in this Prospectus). Such requests should be directed to Melissa K. Caen, Assistant Secretary, The Southern Company, 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308, telephone (404) 506-5000.
THE SOUTHERN COMPANY
The Company was incorporated under the laws of Delaware on November 9, 1945. The principal executive offices of the Company are located at 30 Ivan Allen Jr. Blvd., N.W., Atlanta, Georgia 30308, and the telephone number is (404) 506-5000.
The Company is a holding company that owns all of the outstanding common stock of three traditional electric operating companies, Southern Power Company and Southern Company Gas. The traditional electric operating companies – Alabama Power Company (“Alabama Power”), Georgia Power Company (“Georgia Power”) and Mississippi Power Company – are each operating public utility companies providing electric service to retail customers in three Southeastern states in addition to wholesale customers in the Southeast. Southern Power Company (“Southern Power”) is also an operating public utility company. Southern Power develops, constructs, acquires, owns and manages power generation assets, including renewable energy and battery energy storage projects, and sells electricity at market-based rates in the wholesale market. Southern Company Gas is an energy services holding company whose primary business is the distribution of natural gas in four states – Illinois, Georgia, Virginia and Tennessee – through its natural gas distribution utilities. Southern Company Gas is also involved in several other businesses that are complementary to the distribution of natural gas.
The Company also owns all of the outstanding common stock or membership interests of Southern Communications Services, Inc. (“Southern Linc”), Southern Company Holdings, Inc. (“Southern Holdings”), Southern Nuclear Operating Company, Inc. (“Southern Nuclear”), PowerSecure, Inc. (“PowerSecure”) and other direct and indirect subsidiaries. Southern Linc provides digital wireless communications for use by the Company and its subsidiary companies and also markets these services to the public and provides fiber optics services through a subsidiary. Southern Linc's system covers approximately 127,000 square miles in the Southeast. Southern Holdings is an intermediate holding company subsidiary, primarily for the Company’s leveraged lease and other investments. Southern Nuclear operates and provides services to Alabama Power’s and Georgia Power’s nuclear power plants and is currently managing construction of and developing Plant Vogtle Units 3 and 4, which are co-owned by Georgia Power. PowerSecure provides energy solutions to electric utilities and their customers in the areas of distributed generation, energy storage and renewables and energy efficiency.
Alabama Power and Georgia Power each own 50% of the outstanding common stock of Southern Electric Generating Company (“SEGCO”). SEGCO is an operating public utility company that owns electric generating units. Alabama Power and Georgia Power are each entitled to one-half of SEGCO’s capacity and energy.
USE OF PROCEEDS
Except as may be otherwise described in an applicable Prospectus Supplement, the net proceeds received by the Company from the sale of the Common Stock, the Senior Notes, the Junior Subordinated Notes, the Stock Purchase Contracts or the Stock Purchase Units will be used to pay scheduled maturities and/or refundings of its securities, to repay short-term indebtedness to the extent outstanding and for other general corporate purposes, including the investment by the Company in its subsidiaries.
DESCRIPTION OF THE COMMON STOCK
The authorized capital stock of the Company currently consists of 1,500,000,000 shares of Common Stock, par value $5 per share. As of December 31, 2020, there were 1,056,464,751 shares of common stock issued and outstanding.
All shares of Common Stock of the Company participate equally with respect to dividends and rank equally upon liquidation. Each holder is entitled to one vote for each share held. The vote of two-thirds of the outstanding Common Stock is required to authorize or create preferred stock or to effect certain changes in the charter provisions affecting the Common Stock. No stockholder is entitled to preemptive rights.
The shares of Common Stock offered hereby will be fully paid and nonassessable by the Company and, therefore, will not be subject to further calls or assessment by the Company.

The transfer agent and registrar for the Common Stock is currently Equiniti Trust Company.
DESCRIPTION OF THE SENIOR NOTES
Set forth below is a description of the general terms of the Senior Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Senior Note Indenture dated as of January 1, 2007, between the Company and Wells Fargo Bank, National Association, as trustee (the “Senior Note Indenture Trustee”), as to be supplemented by a supplemental indenture to the Senior Note Indenture establishing the Senior Notes of each series (the Senior Note Indenture, as so supplemented, is referred to as the “Senior Note Indenture”). The terms of the Senior Notes will include those stated in the Senior Note Indenture and those made a part of the Senior Note Indenture by reference to the Trust Indenture Act of 1939, as amended (the “1939 Act”). Certain capitalized terms used and not defined in this section of the Prospectus are defined in the Senior Note Indenture.
General
The Senior Notes will be issued as unsecured senior debt securities under the Senior Note Indenture and will rank equally with all other unsecured and unsubordinated debt of the Company. The Senior Notes will be effectively subordinated to all existing and future secured debt of the Company. The Company had no secured debt outstanding at December 31, 2020. Since the Company is a holding company, the right of the Company and, hence, the right of creditors of the Company (including holders of Senior Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors and preferred stockholders of each subsidiary. As of December 31, 2020, on a consolidated basis, the Company had approximately $48.5 billion of outstanding long-term debt (including securities due within one year), of which approximately $33.5 billion was long-term debt (including securities due within one year) of the Company’s subsidiaries. In addition, the Company had approximately $0.6 billion of short-term notes payable, all of which was short-term notes payable of the Company’s subsidiaries. In addition, as of December 31, 2020, the Company’s subsidiaries had approximately $0.3 billion of preferred stock outstanding.
The Senior Note Indenture does not limit the aggregate principal amount of Senior Notes that may be issued under the Senior Note Indenture and provides that Senior Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Senior Note Indenture. The Senior Note Indenture gives the Company the ability to reopen a previous issue of Senior Notes and issue additional Senior Notes of such series, unless otherwise provided.
Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Senior Notes being offered by such Prospectus Supplement: (i) the title of such Senior Notes; (ii) any limit on the aggregate principal amount of such Senior Notes; (iii) the date or dates on which the principal of such Senior Notes is payable; (iv) the rate or rates at which such Senior Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of, premium, if any, on and interest, if any, on such Senior Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Senior Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Senior Notes; (viii) the date or dates, if any, after which such Senior Notes may be converted or exchanged at the option of the holder into or for shares of Common Stock of the Company and the terms for any such conversion or exchange; (ix) the denominations in which such Senior Notes shall be issuable; (x) if other than the principal amount of such Senior Notes, the portion of the principal amount of such Senior Notes which shall be payable upon declaration of acceleration of the maturity of such Senior Notes; (xi) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Senior Note Indenture pertaining to such Senior Notes; (xii) whether such Senior Notes shall be issued in whole or in part in the form of a Global Security; and (xiii) any other terms of such Senior Notes.
The Senior Note Indenture does not contain provisions that afford holders of Senior Notes protection in the event of a highly leveraged transaction involving the Company or its subsidiaries.
Events of Default
Unless provided otherwise in the supplemental indenture relating to any series, the Senior Note Indenture provides that any one or more of the following described events with respect to the Senior Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Senior Notes of such series:

(a) failure for 30 days to pay interest on the Senior Notes of such series, when due on an interest payment date other than at maturity or upon earlier redemption; or
(b) failure to pay principal of, premium, if any, on or interest on the Senior Notes of such series when due at maturity or upon earlier redemption; or
(c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Senior Note of such series; or
(d) failure to observe or perform any other covenant or warranty of the Company in the Senior Note Indenture (other than a covenant or warranty which has expressly been included in the Senior Note Indenture solely for the benefit of one or more series of Senior Notes other than such series) for 90 days after written notice to the Company from the Senior Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Senior Notes of such series; or
(e) certain events of bankruptcy, insolvency or reorganization of the Company.
The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Senior Note Indenture Trustee with respect to the Senior Notes of such series. If a Senior Note Indenture Event of Default occurs and is continuing with respect to the Senior Notes of any series, then the Senior Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Senior Notes of such series may declare the principal amount of the Senior Notes due and payable immediately by notice in writing to the Company (and to the Senior Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Senior Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Senior Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of such series may, by written notice to the Company and the Senior Note Indenture Trustee, rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Senior Note Indenture Trustee a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration and all sums paid or advanced by the Senior Note Indenture Trustee, including reasonable compensation and expenses of the Senior Note Indenture Trustee.
The holders of not less than a majority in aggregate outstanding principal amount of the Senior Notes of any series may, on behalf of the holders of all the Senior Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest or (ii) a default in respect of a covenant or provision which under Article Nine of the Senior Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Senior Note of such series affected.
Registration and Transfer
The Company shall not be required to (i) issue, register the transfer of or exchange Senior Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Senior Notes of such series called for redemption or (ii) issue, register the transfer of or exchange any Senior Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Senior Note being redeemed in part.
Payment and Paying Agent
Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Senior Notes will be made only against surrender to the Paying Agent of such Senior Notes. Principal of and interest on Senior Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or other electronic transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Senior Notes. Payment of interest on Senior Notes on any interest payment date will be made to the person in whose name the Senior Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.
Unless otherwise indicated in an applicable Prospectus Supplement, the Senior Note Indenture Trustee will act as Paying Agent with respect to the Senior Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.
All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Senior Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Senior Notes will from that time forward look only to the Company for payment of such principal and interest.
Modification
The Senior Note Indenture contains provisions permitting the Company and the Senior Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Senior Notes of each series affected, to modify the Senior Note Indenture or the rights of the holders of the Senior Notes of such series; provided that no such modification may, without the consent of the holder of each outstanding Senior Note affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Senior Note, or reduce the principal amount of any Senior Note or the rate of interest on any Senior Note or any premium payable upon the redemption of any Senior Note, or change the method of calculating the rate of interest on any Senior Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Senior Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Senior Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Senior Note Indenture or certain defaults under the Senior Note Indenture and their consequences) provided for in the Senior Note Indenture, or (iii) modify any of the provisions of the Senior Note Indenture relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Senior Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Senior Note affected thereby.
In addition, the Company and the Senior Note Indenture Trustee may execute, without the consent of any holders of Senior Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Senior Notes.
Consolidation, Merger and Sale
The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state in the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Senior Note Indenture Trustee, the payment of the principal of, premium, if any, on and interest on all the Senior Notes and the performance of every covenant of the Senior Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Senior Note Indenture Event of Default, and no event which, after notice or lapse of time or both, would become a Senior Note Indenture Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Senior Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Senior Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.
Information Concerning the Senior Note Indenture Trustee
The Senior Note Indenture Trustee, prior to a Senior Note Indenture Event of Default with respect to Senior Notes of any series, undertakes to perform, with respect to Senior Notes of such series, only such duties as are specifically set forth in the Senior Note Indenture and, in case a Senior Note Indenture Event of Default with respect to Senior Notes of any series has occurred and is continuing, shall exercise, with respect to Senior Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Senior Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Senior Note Indenture at the request of any holder of Senior Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Senior Note Indenture Trustee. The Senior Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Senior Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.
The Senior Note Indenture Trustee also serves as Subordinated Note Indenture Trustee. The Company and certain of its subsidiaries maintain deposit accounts and banking relationships with the Senior Note Indenture Trustee. The Senior Note Indenture Trustee and certain of its affiliates may also serve as trustee under other indentures pursuant to which securities of the Company and certain subsidiaries of the Company are outstanding.

Governing Law
The Senior Note Indenture and the Senior Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.
Miscellaneous
The Company will have the right at all times to assign any of its rights or obligations under the Senior Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Senior Note Indenture will be binding upon and inure to the benefit of the parties to the Senior Note Indenture and their respective successors and assigns.
DESCRIPTION OF THE JUNIOR SUBORDINATED NOTES
Set forth below is a description of the general terms of the Junior Subordinated Notes. The following description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Subordinated Note Indenture dated as of October 1, 2015, between the Company and Wells Fargo Bank, National Association, as trustee (the “Subordinated Note Indenture Trustee”), as to be supplemented by a supplemental indenture to the Subordinated Note Indenture establishing the Junior Subordinated Notes of each series (the Subordinated Note Indenture, as so supplemented, is referred to as the “Subordinated Note Indenture”). The terms of the Junior Subordinated Notes will include those stated in the Subordinated Note Indenture and those made a part of the Subordinated Note Indenture by reference to the 1939 Act. Certain capitalized terms used and not defined in this section of the Prospectus are defined in the Subordinated Note Indenture.
General
The Junior Subordinated Notes will be issued as unsecured junior subordinated debt securities under the Subordinated Note Indenture. The Subordinated Note Indenture does not limit the aggregate principal amount of Junior Subordinated Notes that may be issued under the Subordinated Note Indenture and provides that Junior Subordinated Notes may be issued from time to time in one or more series pursuant to an indenture supplemental to the Subordinated Note Indenture. The Subordinated Note Indenture gives the Company the ability to reopen a previous issue of Junior Subordinated Notes and issue additional Junior Subordinated Notes of such series, unless otherwise provided.
Reference is made to the Prospectus Supplement that will accompany this Prospectus for the following terms of the series of Junior Subordinated Notes being offered by such Prospectus Supplement: (i) the title of such Junior Subordinated Notes; (ii) any limit on the aggregate principal amount of such Junior Subordinated Notes; (iii) the date or dates on which the principal of such Junior Subordinated Notes is payable; (iv) the rate or rates at which such Junior Subordinated Notes shall bear interest, if any, or any method by which such rate or rates will be determined, the date or dates from which such interest will accrue, the interest payment dates on which such interest shall be payable, and the regular record date for the interest payable on any interest payment date; (v) the place or places where the principal of, premium, if any, on and interest, if any, on such Junior Subordinated Notes shall be payable; (vi) the period or periods within which, the price or prices at which and the terms and conditions on which such Junior Subordinated Notes may be redeemed, in whole or in part, at the option of the Company or at the option of the holder prior to their maturity; (vii) the obligation, if any, of the Company to redeem or purchase such Junior Subordinated Notes; (viii) the date or dates, if any, after which such Junior Subordinated Notes may be converted or exchanged at the option of the holder into or for shares of Common Stock of the Company and the terms for any such conversion or exchange; (ix) the denominations in which such Junior Subordinated Notes shall be issuable; (x) if other than the principal amount of the Junior Subordinated Notes, the portion of the principal amount of such Junior Subordinated Notes which shall be payable upon declaration of acceleration of the maturity of such Junior Subordinated Notes; (xi) any deletions from, modifications of or additions to the Events of Default or covenants of the Company as provided in the Subordinated Note Indenture pertaining to such Junior Subordinated Notes; (xii) whether such Junior Subordinated Notes shall be issued in whole or in part in the form of a Global Security; (xiii) the right, if any, of the Company to extend the interest payment periods of such Junior Subordinated Notes; and (xiv) any other terms of such Junior Subordinated Notes.
The Subordinated Note Indenture does not contain provisions that afford holders of Junior Subordinated Notes protection in the event of a highly leveraged transaction involving the Company or its subsidiaries.
Subordination
The Junior Subordinated Notes are subordinated and junior in right of payment to all Senior Indebtedness (as defined below) of the Company. No payment of principal of (including redemption payments, if any), premium, if any, on or interest on

(including Additional Interest (as defined below)) the Junior Subordinated Notes may be made if (a) any Senior Indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not being cured or waived or otherwise ceasing to exist, or (b) the maturity of any Senior Indebtedness has been accelerated because of a default, or (c) notice has been given of the exercise of an option to require repayment, mandatory payment or prepayment or otherwise of the Senior Indebtedness. Upon any payment or distribution of assets of the Company to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshalling of assets or liabilities, or any bankruptcy, insolvency or similar proceedings of the Company, the holders of Senior Indebtedness shall be entitled to receive payment in full of all amounts due or to become due on or in respect of all Senior Indebtedness before the holders of the Junior Subordinated Notes are entitled to receive or retain any payment or distribution. Subject to the prior payment of all Senior Indebtedness, the rights of the holders of the Junior Subordinated Notes will be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions applicable to such Senior Indebtedness until all amounts owing on the Junior Subordinated Notes are paid in full.
The term “Senior Indebtedness” means, with respect to the Company, (i) any payment due in respect of indebtedness of the Company, whether outstanding at the date of execution of the Subordinated Note Indenture or incurred, created or assumed after such date, (a) in respect of money borrowed (including any financial derivative, hedging or futures contract or similar instrument) and (b) evidenced by securities, debentures, bonds, notes or other similar instruments issued by the Company that, by their terms, are senior or senior subordinated debt securities including, without limitation, all such obligations under its indentures with various trustees; (ii) all capital lease obligations; (iii) all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business and long-term purchase obligations); (iv) all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction; (v) all obligations of the type referred to in clauses (i) through (iv) above of other persons the payment of which the Company is responsible or liable as obligor, guarantor or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for (1) any such indebtedness that is by its terms subordinated to or that ranks equally with the Junior Subordinated Notes and (2) any unsecured indebtedness between or among the Company or its affiliates. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions contained in the Subordinated Note Indenture irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.
The Subordinated Note Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued by the Company. As of December 31, 2020, the Senior Indebtedness of the Company, on an unconsolidated basis, aggregated approximately $8.0 billion. Since the Company is a holding company, the right of the Company and, hence, the right of creditors of the Company (including holders of Senior Notes and Junior Subordinated Notes) to participate in any distribution of the assets of any subsidiary of the Company, whether upon liquidation, reorganization or otherwise, is subject to prior claims of creditors and preferred stockholders of each subsidiary. As of December 31, 2020, on a consolidated basis, the Company had approximately $48.5 billion of outstanding long-term debt (including securities due within one year), of which approximately $33.5 billion was long-term debt (including securities due within one year) of the Company’s subsidiaries. In addition, the Company had approximately $0.6 billion of short-term notes payable, all of which was short-term notes payable of the Company’s subsidiaries. In addition, as of December 31, 2020, the Company’s subsidiaries had approximately $0.3 billion of preferred stock outstanding.
Additional Interest
“Additional Interest” is defined in the Subordinated Note Indenture as any interest due and not paid on an interest payment date, together with interest on such interest due from such interest payment date to the date of payment, compounded quarterly, on each interest payment date.
Certain Covenants
The Company covenants in the Subordinated Note Indenture, for the benefit of the holders of each series of Junior Subordinated Notes, that, (i) if at such time the Company shall have given notice of its election to extend an interest payment period for such series of Junior Subordinated Notes and such extension shall be continuing, or (ii) if at such time an Event of Default under the Subordinated Note Indenture with respect to such series of Junior Subordinated Notes shall have occurred and be continuing, (a) the Company shall not declare or pay any dividend or make any distributions with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to, any of its capital stock and (b) the Company shall not make any payment of interest on, principal of or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees) issued by the Company which rank equally with or junior to the Junior Subordinated Notes. None of the foregoing, however, shall restrict (i) any of the actions described in the preceding sentence resulting from any reclassification of the Company’s capital stock or the exchange or conversion of one class or series of the Company’s capital stock for another class or series of the Company’s capital stock, (ii) the purchase of fractional interests in shares of the Company’s capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (iii) dividends, payments or distributions payable in shares of capital stock, (iv) redemptions, purchases or other acquisitions of shares of capital stock in connection with any employment contract, incentive plan, benefit plan or other similar arrangement of the Company or any of its subsidiaries or in connection with a dividend reinvestment or stock purchase plan, or (v) any declaration of a dividend in connection with implementation of any stockholders’ rights plan, or the issuance of rights, stock or other property under any such plan, or the redemption, repurchase or other acquisition of any such rights pursuant thereto.
Events of Default
Unless provided otherwise in the supplemental indenture relating to any series, the Subordinated Note Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Notes of any series, which has occurred and is continuing, constitutes an “Event of Default” with respect to the Junior Subordinated Notes of such series:
(a) failure for 30 days to pay interest on the Junior Subordinated Notes of such series, including any Additional Interest in respect of the Junior Subordinated Notes of such series, when due on an interest payment date other than at maturity or upon earlier redemption; provided, however, that a valid extension of the interest payment period by the Company shall not constitute a default in the payment of interest for this purpose; or
(b) failure to pay principal of, or premium, if any, on or interest, including Additional Interest, on the Junior Subordinated Notes of such series when due at maturity or upon earlier redemption; or
(c) failure for three Business Days to deposit any sinking fund payment when due by the terms of a Junior Subordinated Note of such series; or
(d) failure to observe or perform any other covenant or warranty of the Company in the Subordinated Note Indenture (other than a covenant or warranty which has expressly been included in the Subordinated Note Indenture solely for the benefit of one or more series of Junior Subordinated Notes other than such series) for 90 days after written notice to the Company from the Subordinated Note Indenture Trustee or the holders of at least 25% in principal amount of the outstanding Junior Subordinated Notes of such series; or
(e) certain events of bankruptcy, insolvency or reorganization of the Company.
The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Note Indenture Trustee with respect to the Junior Subordinated Notes of such series. If a Subordinated Note Indenture Event of Default occurs and is continuing with respect to the Junior Subordinated Notes of any series, then the Subordinated Note Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may declare the principal amount of the Junior Subordinated Notes due and payable immediately by notice in writing to the Company (and to the Subordinated Note Indenture Trustee if given by the holders), and upon any such declaration such principal amount shall become immediately due and payable. At any time after such a declaration of acceleration with respect to the Junior Subordinated Notes of any series has been made and before a judgment or decree for payment of the money due has been obtained as provided in Article Five of the Subordinated Note Indenture, the holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of such series may, by written notice to the Company and the Subordinated Note Indenture Trustee, rescind and annul such declaration and its consequences if the default has been cured or waived and the Company has paid or deposited with the Subordinated Note Indenture Trustee a sum sufficient to pay all matured installments of interest (including any Additional Interest) and principal due otherwise than by acceleration and all sums paid or advanced by the Subordinated Note Indenture Trustee, including reasonable compensation and expenses of the Subordinated Note Indenture Trustee.
The holders of not less than a majority in aggregate outstanding principal amount of the Junior Subordinated Notes of any series may, on behalf of the holders of all the Junior Subordinated Notes of such series, waive any past default with respect to such series, except (i) a default in the payment of principal or interest (including Additional Interest) or (ii) a default in respect of a covenant or provision which under Article Nine of the Subordinated Note Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Note of such series affected.

Registration and Transfer
The Company shall not be required to (i) issue, register the transfer of or exchange Junior Subordinated Notes of any series during a period of 15 days immediately preceding the date notice is given identifying the Junior Subordinated Notes of such series called for redemption or (ii) issue, register the transfer of or exchange any Junior Subordinated Notes so selected for redemption, in whole or in part, except the unredeemed portion of any Junior Subordinated Note being redeemed in part.
Payment and Paying Agent
Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of any Junior Subordinated Notes will be made only against surrender to the Paying Agent of such Junior Subordinated Notes. Principal of and interest on Junior Subordinated Notes will be payable, subject to any applicable laws and regulations, at the office of such Paying Agent or Paying Agents as the Company may designate from time to time, except that, at the option of the Company, payment of any interest may be made by wire transfer or other electronic transfer or by check mailed to the address of the person entitled to an interest payment as such address shall appear in the Security Register with respect to the Junior Subordinated Notes. Payment of interest on Junior Subordinated Notes on any interest payment date will be made to the person in whose name the Junior Subordinated Notes (or predecessor security) are registered at the close of business on the record date for such interest payment.
Unless otherwise indicated in an applicable Prospectus Supplement, the Subordinated Note Indenture Trustee will act as Paying Agent with respect to the Junior Subordinated Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agents or approve a change in the office through which any Paying Agent acts.
All moneys paid by the Company to a Paying Agent for the payment of the principal of or interest on the Junior Subordinated Notes of any series which remain unclaimed at the end of two years after such principal or interest shall have become due and payable will be repaid to the Company, and the holder of such Junior Subordinated Notes will from that time forward look only to the Company for payment of such principal and interest.
Modification
The Subordinated Note Indenture contains provisions permitting the Company and the Subordinated Note Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of the outstanding Junior Subordinated Notes of each series affected, to modify the Subordinated Note Indenture or the rights of the holders of the Junior Subordinated Notes of such series; provided that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Note affected, (i) change the stated maturity of the principal of, or any installment of principal of or interest on, any Junior Subordinated Note, or reduce the principal amount of any Junior Subordinated Note or the rate of interest (including Additional Interest) on any Junior Subordinated Note or any premium payable upon the redemption of any Junior Subordinated Note, or change the method of calculating the rate of interest on any Junior Subordinated Note, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity of any Junior Subordinated Note (or, in the case of redemption, on or after the redemption date), or (ii) reduce the percentage of principal amount of the outstanding Junior Subordinated Notes of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Subordinated Note Indenture or certain defaults under the Subordinated Note Indenture and their consequences) provided for in the Subordinated Note Indenture, or (iii) modify any of the provisions of the Subordinated Note Indenture relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Subordinated Note Indenture cannot be modified or waived without the consent of the holder of each outstanding Junior Subordinated Note affected thereby, or (iv) modify the provisions of the Subordinated Note Indenture with respect to the subordination of the Junior Subordinated Notes in a manner adverse to such holder.
In addition, the Company and the Subordinated Note Indenture Trustee may execute, without the consent of any holders of Junior Subordinated Notes, any supplemental indenture for certain other usual purposes, including the creation of any new series of Junior Subordinated Notes.
Consolidation, Merger and Sale
The Company shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any person, unless (1) such other corporation or person is a corporation organized and existing under the laws of the United States, any state of the United States or the District of Columbia and such other corporation or person expressly assumes, by supplemental indenture executed and delivered to the Subordinated Note Indenture Trustee, the payment of the principal of and premium, if any, on and interest (including Additional Interest) on all the Junior

Subordinated Notes and the performance of every covenant of the Subordinated Note Indenture on the part of the Company to be performed or observed; (2) immediately after giving effect to such transactions, no Subordinated Note Indenture Event of Default, and no event which, after notice or lapse of time or both, would become a Subordinated Note Indenture Event of Default, shall have happened and be continuing; and (3) the Company has delivered to the Subordinated Note Indenture Trustee an officers’ certificate and an opinion of counsel, each stating that such transaction complies with the provisions of the Subordinated Note Indenture governing consolidation, merger, conveyance, transfer or lease and that all conditions precedent to the transaction have been complied with.
Information Concerning the Subordinated Note Indenture Trustee
The Subordinated Note Indenture Trustee, prior to a Subordinated Note Indenture Event of Default with respect to Junior Subordinated Notes of any series, undertakes to perform, with respect to Junior Subordinated Notes of such series, only such duties as are specifically set forth in the Subordinated Note Indenture and, in case a Subordinated Note Indenture Event of Default with respect to Junior Subordinated Notes of any series has occurred and is continuing, shall exercise, with respect to Junior Subordinated Notes of such series, the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Subordinated Note Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Subordinated Note Indenture at the request of any holder of Junior Subordinated Notes of any series, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred by the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee is not required to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties if the Subordinated Note Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.
The Subordinated Note Indenture Trustee also serves as Senior Note Indenture Trustee. The Company and certain of its subsidiaries may maintain deposit accounts and banking relationships with the Subordinated Note Indenture Trustee. The Subordinated Note Indenture Trustee and certain of its affiliates may also serve as trustee under other indentures pursuant to which securities of the Company and certain subsidiaries of the Company are outstanding.
Governing Law
The Subordinated Note Indenture and the Junior Subordinated Notes will be governed by, and construed in accordance with, the internal laws of the State of New York.
Miscellaneous
The Company will have the right at all times to assign any of its rights or obligations under the Subordinated Note Indenture to a direct or indirect wholly-owned subsidiary of the Company; provided, that, in the event of any such assignment, the Company will remain primarily liable for all such obligations. Subject to the foregoing, the Subordinated Note Indenture will be binding upon and inure to the benefit of the parties to the Subordinated Note Indenture and their respective successors and assigns.
DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND THE STOCK PURCHASE UNITS
The Company may issue Stock Purchase Contracts, including contracts that obligate holders to purchase from the Company, and the Company to sell to these holders, a specified or varying number of shares of Common Stock at a future date or dates. The consideration per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of Stock Purchase Units consisting of a Stock Purchase Contract and beneficial interests in either debt securities of the Company or debt securities of third parties including, but not limited to, U.S. Treasury securities, that would secure the holders’ obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of some or all of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or deferred basis. The Stock Purchase Contracts may require holders to secure their obligations under these Stock Purchase Contracts in a specified manner. The terms of any Stock Purchase Contracts or Stock Purchase Units being offered will be described in a Prospectus Supplement.

PLAN OF DISTRIBUTION
The Company may sell the Common Stock, the Senior Notes, the Junior Subordinated Notes, the Stock Purchase Contracts and the Stock Purchase Units in one or more of the following ways from time to time: (i) to underwriters for resale to the public or to institutional investors; (ii) directly to institutional investors; or (iii) through agents to the public or to institutional investors. The Prospectus Supplement with respect to Common Stock and each series of Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units will set forth the terms of the offering of such Common Stock, Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units, including the name or names of any underwriters or agents, the purchase price of such Common Stock, Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units and the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Common Stock, Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units may be listed.
If underwriters participate in the sale, such Common Stock, Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.
Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase any Common Stock, Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of such Common Stock, Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units, if any are purchased.
Underwriters and agents may be entitled under agreements entered into with the Company to indemnification against certain civil liabilities, including liabilities under the 1933 Act. Underwriters and agents and their affiliates may engage in transactions with, or perform services for, the Company in the ordinary course of business, for which they may receive customary compensation.
The Company’s common stock is listed on the New York Stock Exchange. Each series of Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units will be a new issue of securities and will have no established trading market. Any underwriters to whom Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units are sold for public offering and sale may make a market in such Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Senior Notes, Junior Subordinated Notes, Stock Purchase Contracts or Stock Purchase Units may or may not be listed on a national securities exchange.
LEGAL MATTERS
The validity of the Common Stock, the Senior Notes, the Junior Subordinated Notes, the Stock Purchase Contracts and the Stock Purchase Units and certain matters relating to such securities will be passed upon on behalf of the Company by Troutman Pepper Hamilton Sanders LLP, Atlanta, Georgia. Certain legal matters will be passed upon for the underwriters by Hunton Andrews Kurth LLP, New York, New York. From time to time, Hunton Andrews Kurth LLP acts as counsel to affiliates of the Company for some matters.
EXPERTS
The consolidated financial statements, and the related financial statement schedule, incorporated in this Prospectus by reference from the Form 10-K, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

€1,250,000,000.

Series 2021B 1.875% Fixed-to-Fixed Reset Rate Junior Subordinated Notes
due September 15, 2081

__________________________________
PROSPECTUS SUPPLEMENT
September 13, 2021
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Joint Structuring Agents and Joint Book-Running Managers

Barclays	J.P. Morgan	Morgan Stanley
Joint Book-Running Managers

Citigroup	Goldman Sachs & Co. LLC	RBC Capital Markets	US Bancorp
Co-Managers

BBVA	IMI - Intesa Sanpaolo	Santander